$100,000,000

                                CREDIT AGREEMENT


                            Dated as of May 19, 2000

                                  by and among

                  FIRST WASHINGTON REALTY LIMITED PARTNERSHIP,
                                  as Borrower,

                      FIRST WASHINGTON REALTY TRUST, INC.,
                                   as Parent,

                           DEUTSCHE BANK ALEX. BROWN,
                              as Syndication Agent,

                         PNC BANK, NATIONAL ASSOCIATION,
                             as Documentation Agent

                                [GRAPHIC OMITTED]
                                 NATIONAL BANK,
                                    as Agent,

                          FIRST UNION SECURITIES, INC.,
                              as Sole Book Manager,
                                       and

                              as Sole Lead Arranger

                                       and

                     THE FINANCIAL INSTITUTIONS PARTY HERETO
                    AND THEIR ASSIGNEES UNDER SECTION 13.5.,

                                   as Lenders

                               TABLE OF CONTENTS

Article I.      Definitions                                             2
Section 1.1.    Definitions                                             2
Section 1.2.    General; References to Times                           22
Article II.     Credit Facility                                        23
Section 2.1.    Revolving Loans                                        23
Section 2.2.    Letters of Credit                                      24
Section 2.3.    Rates and Payment of Interest on Loans                 27
Section 2.4.    Number of Interest Periods                             28
Section 2.5.    Repayment of Loans                                     28
Section 2.6.    Prepayments                                            28
Section 2.7.    Continuation                                           29
Section 2.8.    Conversion                                             29
Section 2.9.    Notes                                                  30
Section 2.10.   Voluntary Reductions of the Commitment;
                Termination of Commitments From Minimum Borrowing Base 30
Section 2.11.   Extension of Termination Date                          31
Section 2.12.   Expiration or Maturity Date of Letters of Credit Past
                Termination Date                                       31
Section 2.13.   Increase of Commitments                                31
Article III.    Payments, Fees and Other General Provisions            32
Section 3.1.    Payments                                               32
Section 3.2.    Pro Rata Treatment                                     33
Section 3.3.    Sharing of Payments, Etc.                              33
Section 3.4.    Several Obligations                                    34
Section 3.5.    Minimum Amounts                                        34
Section 3.6.    Fees                                                   34
Section 3.7.    Computations                                           35
Section 3.8.    Usury                                                  35
Section 3.9.    Agreement Regarding Interest and Charges               36
Section 3.10.   Statements of Account                                  36
Section 3.11.   Defaulting Lenders                                     36
Section 3.12.   Taxes                                                  37
Article IV.     Borrowing Base Properties                              38
Section 4.1.    Eligibility of Properties                              38
Section 4.2.    Release of Eligible Properties                         40
Section 4.3.    Frequency of Calculations of Borrowing Base            41
Section 4.4.    Additional Appraisals Required under Applicable Law    41
Article V.      Yield Protection, Etc.                                 41
Section 5.1.    Additional Costs; Capital Adequacy                     41
Section 5.2.    Suspension of LIBOR Loans                              43
Section 5.3.    Illegality                                             43
Section 5.4.    Compensation.                                          43
Section 5.5.    Affected Lenders                                       44
Section 5.6.    Treatment of Affected Loans                            45
Section 5.7.    Change of Lending Office                               45
Section 5.8.    Assumptions Concerning Funding of LIBOR Loans          45
Article VI.     Conditions Precedent                                   46
Section 6.1.    Initial Conditions Precedent                           46
Section 6.2.    Conditions Precedent to All Loans and Letters
                of Credit                                              48
Section 6.3.    Conditions Precedent to a Property Becoming A
                Borrowing Base Property if Borrower Not
                Investment Grade                                       49
Article VII.    Representations and Warranties                         51
Section 7.1.    Representations and Warranties                         51
Section 7.2.    Survival of Representations and Warranties, Etc.       56
Article VIII.   Affirmative Covenants                                  57
Section 8.1.    Preservation of Existence and Similar Matters          57
Section 8.2.    Compliance with Applicable Law and Material Contracts  57
Section 8.3.    Maintenance of Property                                57
Section 8.4.    Conduct of Business                                    58
Section 8.5.    Insurance                                              58
Section 8.6.    Payment of Taxes and Claims                            59
Section 8.7.    Visits and Inspections                                 60
Section 8.8.    Use of Proceeds; Letters of Credit                     60
Section 8.9.    Environmental Matters                                  60
Section 8.10.   Books and Records                                      61
Section 8.11.   REIT Status                                            61
Section 8.12.   Exchange Listing                                       61
Section 8.13.   Distributions of Income to the Borrower                61
Section 8.14.   Subordination, Nondisturbance and Attornment
                Agreements                                             61
Section 8.15.   Further Assurances                                     62
Section 8.16.   Additional Guarantors                                  62
Article IX.     Information                                            62
Section 9.1.    Quarterly Financial Statements                         62
Section 9.2.    Year-End Statements                                    63
Section 9.3.    Compliance Certificate                                 63
Section 9.4.    Other Information                                      63
Article X.      Negative Covenants                                     65
Section 10.1.   Financial Covenants                                    65
Section 10.2.   Indebtedness                                           67
Section 10.3.   Certain Permitted Investments                          68
Section 10.4.   Investments Generally                                  68
Section 10.5.   Acquisitions                                           69
Section 10.6.   Liens; Agreements Regarding Liens; Other Matters       69
Section 10.7.   Restricted Payments                                    69
Section 10.8.   Merger, Consolidation and Substantial Sales of Assets  70
Section 10.9.   No Plan Assets                                         70
Section 10.10.  Fiscal Year                                            71
Section 10.11.  Modifications to Material Contracts                    71
Section 10.12.  Transactions with Affiliates                           71
Section 10.13.  Hedging Agreements                                     71
Article XI.     Default                                                71
Section 11.1.   Events of Default                                      71
Section 11.2.   Remedies Upon Event of Default                         75
Section 11.3.   Remedies Upon Default                                  76
Section 11.4.   Allocation of Proceeds                                 76
Section 11.5.   Collateral Account                                     76
Section 11.6.   Performance by Agent                                   77
Section 11.7.   Rights Cumulative                                      78
Section 11.8.   Recission of Acceleration by Requisite Lenders         78
Article XII.    The Agent                                              78
Section 12.1.   Authorization and Action                               78
Section 12.2.   Agent's Reliance, Etc.                                 79
Section 12.3.   Notice of Defaults                                     80
Section 12.4.   First Union as Lender                                  80
Section 12.5.   Approvals of Lenders                                   80
Section 12.6.   Lender Credit Decision, Etc                            81
Section 12.7.   Indemnification of Agent                               81
Section 12.8.   Collateral Matters                                     82
Section 12.9.   Successor Agent                                        83
Section 12.10.  Titled Parties Have No Duties                          83
Article XIII.   Miscellaneous                                          84
Section 13.1.   Notices                                                84
Section 13.2.   Expenses                                               85
Section 13.3.   Setoff                                                 85
Section 13.4.   Waiver of Jury Trial; Arbitration                      86
Section 13.5.   Successors and Assigns                                 88
Section 13.6.   Amendments                                             90
Section 13.7.   Nonliability of Agent and Lenders                      91
Section 13.8.   Confidentiality                                        91
Section 13.9.   Indemnification                                        91
Section 13.10.  Termination; Survival                                  93
Section 13.11.  Severability of Provisions                             93
Section 13.12.  GOVERNING LAW                                          93
Section 13.13.  Counterparts                                           94
Section 13.14.  Obligations with Respect to Loan Parties               94
Section 13.15.  Limitation of Liability                                94
Section 13.16.  Entire Agreement                                       94
Section 13.17.  Construction                                           94
Section 13.18.  Release of Collateral Upon Investment Grade Rating     95
Section 13.19.  NO NOVATION                                            95

SCHEDULE 1.1(A)         List of Material Subsidiaries
SCHEDULE 4.1.           Initial Borrowing Base Properties
SCHEDULE 7.1(b)         Ownership Structure
SCHEDULE 7.1(f)         Title to Properties; Liens
SCHEDULE 7.1(g)         Existing Indebtedness
SCHEDULE 7.1(h)         Material Contracts
SCHEDULE 7.1(i)         Litigation
SCHEDULE 7.1(q)         Environmental Laws
SCHEDULE 10.13          Hedging Agreements


EXHIBIT A               Form of Assignment and Acceptance Agreement
EXHIBIT B               Form of Assignment Leases and Rents
EXHIBIT C               Form of Borrowing Base Certificate
EXHIBIT D               Form of Environmental Indemnity Agreement
EXHIBIT E               Form of Guaranty
EXHIBIT F               Form of Notice of Borrowing
EXHIBIT G               Form of Notice of Continuation
EXHIBIT H               Form of Notice of Conversion
EXHIBIT I               Form of Subordination, Nondisturbance and
                           Attornment Agreement
EXHIBIT J               Form of Security Deed
EXHIBIT K               Form of Revolving Note
EXHIBIT L               Form of Extension Request
EXHIBIT M               Form of Compliance Certificate
EXHIBIT N               Form of Compliance Certificate

         THIS CREDIT AGREEMENT dated as of May 19, 2000 by and among FIRST WASHINGTON REALTY LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Maryland (the "Borrower"), FIRST WASHINGTON REALTY TRUST, INC., a corporation organized under the laws of the State of Maryland (the "Parent"), FIRST UNION NATIONAL BANK, as contractual representative of the Lenders to the extent and in the manner provided in Article XII. below (in such capacity, the "Agent"), FIRST UNION SECURITIES, INC., as Sole Lead Arranger and Book Manager, DEUTSCHE BANK ALEX. BROWN, as Syndication Agent, and PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent, and each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 13.5.

         WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of January 22, 1998 (as amended and in effect immediately prior to the date hereof, the "Existing Credit Agreement"), by and among the Borrower, the financial institutions party thereto as "Banks" (the "Existing Banks"), and UBS AG, New York Branch, successor to Union Bank of Switzerland (New York Branch), as Agent (the "Existing Agent"), the Existing Banks and the Existing Agent made a $51,000,000 credit facility available to the Borrower;

         WHEREAS, the Existing Lenders, the Existing Agent, the Borrower and First Union have entered into that certain Assignment and Acceptance Agreement dated as of the date hereof (the "UBS Assignment Agreement") pursuant to which such parties provided for, among other things, (a) the assignment by the Existing Lenders to First Union of a portion of the Existing Lenders' rights and obligations under the Existing Credit Agreement and the Notes and other Loan Documents (as each such term is defined in the Existing Credit Agreement) and
(b) the replacement of the Existing Agent with the Agent;

         WHEREAS, First Union, the Lenders, the Agent and the Borrower have entered into that certain Assignment Agreement dated as of the date hereof (the "First Union Assignment Agreement") pursuant to which such parties provided for, among other things, (a) the assignment by First Union to certain Lenders of a proportionate amount of First Union's rights and obligations under the Existing Credit Agreement and the Notes and other Loan Documents (as each such term is defined in the Existing Credit Agreement) and (b) the amendment and restatement of the Existing Credit Agreement; and

         WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement on the terms and conditions contained herein, among other things, to make available to the Borrower a $100,000,000 secured revolving credit facility, which includes a $5,000,000 letter of credit facility, on the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I.1 Definitions.

         In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

         "Accession Agreement" means an Accession Agreement substantially in the form of Annex I to the Guaranty.

         "Acquisition" means the acquisition by the Parent directly, or indirectly through the Borrower or any of its other Subsidiaries, in one or a series of related transactions, and regardless of the form of such transactions or series of transactions, of (a) any assets of another Person or (b) Equity Interest of another Person, whether by purchase of such Equity Interest or upon the exercise of an option or warrant for, or conversion of securities into, such Equity Interest. For purposes of this definition a series of transactions will be considered to be "related" if the transactions are in effect a series of steps in an integrated transaction or are otherwise interdependent steps with common legal or business significance.

         "Additional Costs" has the meaning given that term in Section 5.1.

         "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America).

         "Adjusted Net Operating Income" means, with respect to a Borrowing Base Property and for a given period, the sum of the following (without duplication):
(a) rents and other revenues received in the ordinary course from operating such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Borrowing Base Property, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, and on-site marketing expenses minus (c) an imputed management fee in the amount of two and one-half of one percent (2.5%) of the total gross revenues for such Property for such period minus (or plus as appropriate) (d) straight-line rent leveling adjustments required to be made in accordance with GAAP with respect to rents received in respect of such Property during such period minus (e) the Reserves for Capital Expenditures for such Property as of the end of such period.

         "Affiliate" means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding five percent (5.0%) or more of any equity interest in the Borrower; or (c) five percent (5.0%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, "control"

(including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person.

         "Agent" means First Union National Bank, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors and assigns.

         "Agreement Date" means the date as of which this Agreement is dated.

         "Appraisal" means, in respect of any Property, an M.A.I. appraisal commissioned by and addressed to the Agent (acceptable to Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Agent, having at least the minimum qualifications required under Applicable Law governing the Agent and the Lenders, including FIRREA, and determining the "as is" market value of such Property as between a willing buyer and a willing seller.

         "Appraised Value" means, with respect to any Property, the "as is" market value of such Property as reflected in the then most recent Appraisal of such Property as the same may have been reasonably adjusted by the Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Agent in determining the value of similar properties, which review shall be conducted prior to acceptance of such Appraisal by the Agent.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

         "Applicable Margin" means:

         (a) during any period for which the Borrower has not received an Investment Grade Rating from the Rating Agencies, the percentage rate set forth below corresponding to the Borrowing Base Leverage Ratio in effect at such time:

        Borrowing Base          Aplicable Margin        Applicable Margin
Level   Leverage Ratio          for Libor Loans         for Base Rate Loans
=====   ==============          ================        ===================

1       Less than or equal              1.35%                   0.0%
        to 0.35 to 1.00

2       Greater than 0.35               1.50%                   0.0%
        to 1.00

The Applicable Margin shall be determined by the Agent under this clause (a) from time to time, based on the Borrowing Base Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to
Section 9.3. Any adjustment to the Applicable Margin shall be effective (i) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Borrower delivered pursuant to Section 9.1., as of the date 50 days following the end of the last day of the applicable fiscal period covered by such ComplianceCertificate, (ii) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 9.2., as of the date 90 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate, and (iii) in the case of any other Compliance Certificate, as of the date 5 Business Days following the Agent's request for such Compliance Certificate. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Margin as set forth above, the Applicable Margin for LIBOR Loans shall equal 1.35%. Thereafter, the Applicable Margin shall be adjusted from time to time as set forth above; or

         (b) during any period for which the Borrower has received an Investment Grade Rating from the Rating Agencies, the percentage per annum determined, at any time, based on the range into which the Borrower's Credit Rating then falls, in accordance with the table set forth below. Any change in the Borrower's Credit Rating which would cause it to move to a different level in the table shall effect a change in the Applicable Margin on the Business Day immediately following the date on which such change occurs. During any period that the Borrower has received Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the lower of such two Credit Ratings.

        Borrower's Credit Rating     Applicable Margin       Applicable Margin
Level        (S&P/Moody's)           for Libor Loans         for Base Rate Loans
=====   ========================     =================       ===================

1        BBB+/Baa1 (or higher)              1.00%                   0.0%
2        BBB/Baa2                           1.20%                   0.0%
3        BBB-/Baa3                          1.30%                   0.0%

         "Assignee" has the meaning given that term in Section 13.5.(d).

         "Assignment   and  Acceptance   Agreement"   means  an  Assignment  and
Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

         "Assignment of Leases and Rents" means an Assignment of Leases and Rents executed by a Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit B or otherwise in form and substance satisfactory to the Agent.

         "Base Rate" means the per annum rate of interest announced publicly from time to time by the Agent as its "prime rate". Any change in the Base Rate resulting from a change in such prime rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Agent in determining interest rates on certain loans and is not necessarily the best or the lowest rate of interest charged by the Agent or any Lender on any extension of credit to any debtor.

         "Base Rate Loan" means a Loan bearing interest at a rate based on the Base Rate.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Borrower" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

         "Borrowing Base" means an amount equal to 60% of the sum of the Borrowing Base Values of the Borrowing Base Properties; provided, however, to the extent that the aggregate Borrowing Base Values of all Borrowing Base Properties owned by Subsidiaries that are not Wholly Owned Subsidiaries would exceed 20.0% of the Borrowing Base (determined without giving effect to this proviso), such excess shall be excluded when determining the Borrowing Base.

         "Borrowing Base Certificate" means a report in substantially the form of Exhibit C, certified by the chief financial officer or the controller of the Borrower, setting forth the calculations required to establish the Borrowing Base Value for each Borrowing Base Property and the Borrowing Base for all Borrowing Base Properties as of a specified date, all in form and detail satisfactory to the Agent.

         "Borrowing Base Leverage Ratio" means, at any time, the ratio of (a) the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all Letter of Credit Liabilities, to (b) the Borrowing Base at such time.

         "Borrowing Base Property" means a Property which the Agent and the Requisite Lenders have agreed to include in calculations of the Borrowing Base pursuant to Section 4.1. A Property shall cease to be a Borrowing Base Property
(a) if at any time it shall cease to be an Eligible Property, or (b) at all times during which the Borrower does not have an Investment Grade Rating from the Rating Agencies and either (i) the Agent shall cease to hold a valid and perfected first priority Lien in such Borrowing Base Property, or (ii) there shall have occurred and be continuing a default under the Security Deed or Assignment of Leases and Rents in respect of such Borrowing Base Property.

         "Borrowing Base Value" means, with respect to a Borrowing Base Property, (a) from the date on which such Property first becomes a Borrowing Base Property through and including the last day of the second complete fiscal quarter of the Borrower occurring after such date, an amount equal to the Appraised Value of such Borrowing Base Property, and (b) at all times thereafter, an amount equal to (i) the Adjusted Net Operating Income of such Borrowing Base Property for the two most recently ended fiscal quarters of the Borrower times (ii) 2 divided by (iii) the Capitalization Rate.

         "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "Capital Expenditures" means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years.

         "Capitalization Rate" means nine and one-half of one percent (9.50%).

         "Capitalization Value" means, at any time, the sum of (a) Capitalized EBITDA (except that for purposes of this definition, (i) the aggregate contribution to Capitalized EBITDA from leasing commissions and management and development fees shall not exceed 5% of Capitalized EBITDA and (ii) all earnings and other components of Capitalized EBITDA attributable to any cash and marketable securities included in Capitalization Value under the immediately following clause (b) shall be excluded from Capitalized EBITDA), (b) the Parent's beneficial share of unrestricted cash and marketable securities of the Parent and its Consolidated Businesses and Unconsolidated Entities, at such time, as is or would be reflected in the Consolidated Financial Statements at such time, and (c) without duplication, the Parent's beneficial share of the cost basis of Properties Under Construction of the Parent and its Consolidated Businesses and Unconsolidated Entities, as certified by the Borrower, such certificate to be accompanied by all appropriate documentation supporting such figure.

         "Capitalized EBITDA" means, as of a given date, (a)(i)(A) EBITDA for the two calendar quarters most recently ended times (B) 2 minus (ii) Reserves for Capital Expenditures determined for a 365 day period for all Properties of the Parent, its Subsidiaries and all Unconsolidated Entities divided by (b) the Capitalization Rate.

         "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

         "Cash Equivalents" means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000.00 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000.00 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

         "Collateral" means any collateral security hereafter pledged by any Loan Party to secure the Obligations or any portion thereof.

         "Collateral Account" means a special non-interest bearing deposit account maintained at the Principal Office of the Agent and under its sole dominion and control.

         "Collateral Documents" means the Security Deeds, the Assignments of Leases and Rents, and all other security agreements, financing statements, and other loan and collateral documents creating, evidencing and perfecting Agent's Liens in any of the Collateral.

         "Commitment" means, as to each Lender, such Lender's obligation to make Revolving Loans pursuant to Section 2.1., and to issue (in the case of the Agent) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Section 2.2.(a) and 2.2.(i) respectively, in an amount up to, but not exceeding (but in the case of the Agent excluding the aggregate amount of participations in the Letters of Credit held by other Lenders), the amount set forth for such Lender on its signature page hereto as such Lender's "Commitment Amount" or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be reduced from time to time pursuant to Section 2.10. or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5.

         "Commitment Percentage" means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Commitment Percentage" of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

         "Compliance  Certificate"  has the  meaning  given that term in Section
9.3.

         "Consolidated Businesses" means, collectively, each Affiliate of the Parent and the Borrower which is or should be included in the Consolidated Financial Statements in accordance with GAAP.

         "Consolidated Financial Statements" means, collectively, the consolidated balance sheet and related consolidated statement of operations, statements of accumulated deficiency in assets and shareholder/partner equity and statement of cash flows, and footnotes thereto, of the Borrower and the Parent in each case prepared in accordance with GAAP.

         "Consolidated Outstanding Indebtedness" means, as of any time, all Indebtedness of the Parent and the Borrower and all Indebtedness attributable to the Parent's beneficial interest in its Consolidated Businesses, including mortgage and other notes payable and all accounts payable and accrued expenses determined in accordance with GAAP all as is or would be reflected in the Consolidated Financial Statements at such time.

         "Construction in Process" means, with respect to any Property which is Under Construction, the aggregate, good faith estimated cost of construction (including land acquisition costs) for such Property.

         "Contingent Liabilities" means, as of any time, the sum of (a) those liabilities, determined in accordance with GAAP, as is or would be set forth and quantified as contingent liabilities in the notes to the Consolidated Financial Statements at such time and (b) contingent liabilities, other than those described in the immediately preceding clause (a), which represent Indebtedness in respect of Guarantees of the Parent or the Borrower; provided, however, that Contingent Liabilities shall exclude contingent liabilities which represent the "Other Party's Share" of "Duplicated Obligations" (as such quoted terms are hereinafter defined). "Duplicated Obligations" means, collectively, all those payment guaranties in respect of Indebtedness of Unconsolidated Entities for which the Parent or the Borrower and another Person are jointly and severally liable, where the other Person's Credit

Rating is BBB- or better by S&P or Baa3 or better by Moody's. "Other Party's Share" means such other Person's fractional share of the obligation under the Unconsolidated Entity in question.

         "Continue",   "Continuation"   and  "Continued"   each  refers  to  the
continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.7.

         "Convert", "Conversion" and "Converted" each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.8.

         "Credit Event" means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan and (c) the issuance of a Letter of Credit.

         "Credit Rating" means the lowest rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of the Borrower.

         "Debt Service" means, for any period of time, the sum of (a) Interest Expense for such period plus (b) the aggregate of all scheduled principal payments on Indebtedness of such Person made by the Parent, the Borrower and each Affiliate included in the Consolidated Business during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness).

         "Default" means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

         "Defaulting Lender" has the meaning set forth in Section 3.11.

         "Dollars" or "$" means the lawful currency of the United States of America.

         "EBITDA" means, for any period of time, (a) revenues less operating costs before Interest Expense, income taxes, depreciation and amortization and extraordinary items (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted for non-cash revenue attributable to straight lining of rents for the Parent and its beneficial interest in its Consolidated Businesses, plus (b) the Parent's beneficial interest in revenues less operating costs before Interest Expense, income taxes, depreciation and amortization and extraordinary items (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted for non-cash revenue attributable to straight lining of rents and non-cash expenses associated with executive stock compensation (after eliminating appropriate intercompany amounts) applicable to each of the Unconsolidated Entities (to the extent not included above) in all cases as is or would be reflected in the Consolidated Financial Statements at such time.

         "Effective Date" means the later of:(a) the Agreement Date; and (b) the the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

         "Eligible  Assignee"  means any Person who is: (i)  currently a Lender;
(ii) a commercial bank, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of

$5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Lender, such Person's senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody's, or the equivalent or higher of either such rating by another credit rating agency acceptable to the Agent.

         "Eligible Property" means a Property which satisfies all of the following requirements as confirmed by the Agent: (a) such Property is owned in fee simple by the Parent, the Borrower or a Subsidiary; (b) neither such Property, nor any interest of the Borrower or such Subsidiary therein, is subject to any Lien (other than Permitted Liens) or to any Negative Pledge; (c) if such Property is owned by a Subsidiary, none of the Parent's direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens) or to any Negative Pledge; (d) the Parent or the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions with respect to such Property without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable and
(ii) to sell, transfer or otherwise dispose of such Property; (e) if such Property is owned by a Subsidiary, none of the Parent's or the Borrower's direct or indirect ownership interest in such Subsidiary is (i) encumbered by any Lien other than Permitted Liens or (ii) subject to any Negative Pledge; (f) the Occupancy Rate of such Property equals or exceeds 75%; provided, however, if the Occupancy Rate of a Property which is in all other respects an Eligible Property shall fall below 75%, then such Property shall remain an Eligible Property for purposes of this clause (f) for a period of 90 days following the date on which the Occupancy Rate fell below 75%; provided further, however, if the Occupancy Rate of a Property which is in all other respects an Eligible Property shall fall below 75% by reason of such Property not being actually occupied by tenants that are not Affiliates, then such Property shall remain an Eligible Property for purposes of this clause (f) for a period not to exceed nine months from the date on which the Occupancy Rate fell below 75% so long as (i) no other Property is an Eligible Property as a result of this application of this proviso and (ii) the tenants of such Property are paying rent with respect to at least 80% of the net rentable square footage of such Property at market rates pursuant to binding leases as to which no monetary default has occurred and is continuing; (g) such Property is not subject to a ground lease; and (h) such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which do not materially and adversely affect the profitable operation of such Property as determined by the Agent in its reasonable discretion. The parties hereto waive the requirement contained in the immediately preceding clause
(d)(ii) with respect to the limitations on transfer of (x) the Property know as Woodmoor Shopping Center, contained in Section 19(a) of the Contribution Agreement dated as of September 3, 1999 by and between The G&C Properties
Corporation and the Borrower; (y) the Property know as Willston Centre I, contained in Section 19(a) of the Contribution Agreement dated as of October 1, 1998 by and between Greenwood Associates and the Borrower; and (z) the Property know as Spring Valley Shopping Center, contained in Section 7(f) of the Contribution Agreement dated as of October 8, 1997 by and between Spring Valley Joint Venture and the Borrower.

         "Environmental Indemnity Agreement" means an Environmental Indemnity Agreement executed by a Loan Party in favor of the Agent and the Lenders and substantially in the form of Exhibit D.

         "Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C.ss.7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et seq.; Solid Waste Disposal Act, 42 U.S.C.ss.6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq.; National Environmental Policy Act, 42 U.S.C.ss.4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

         "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

         "Equity Issuance" means any issuance or sale by a Person of any Equity Interest in such Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

         "ERISA Group" means the Parent, the Borrower, any other Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, the Borrower or any other Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Event of Default" means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

         "Exempt Subsidiary" means any Material Subsidiary of the Parent or the Borrower which is prohibited from executing the Guaranty or an Accession Agreement, as applicable, pursuant to Sections 6.1. and 8.16. herein, by (i) terms of its articles of incorporation, bylaws, operating agreement, partnership agreement, declaration of trust or other similar organizational document or the terms of any indenture, contract or instrument evidencing Indebtedness of such Subsidiary, which terms expressly prohibit such Subsidiary from providing Guarantees of Indebtedness of any other Person or otherwise incurring any Indebtedness or (ii) any fiduciary obligation owing by such Subsidiary to the holders of Equity Interest in such Subsidiary and imposed under Applicable Law.

         "Extension Request" has the meaning given that term in Section 2.11.

         "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Parent acting in good faith and evidenced by a board resolution thereof delivered to the Agent or, with respect to any asset valued at up to $1,000,000, such determination may be made by a duly authorized officer of the Parent evidenced by an officer's certificate delivered to the Agent.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

         "Fees"  means the fees and  commissions  provided for or referred to in
Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

         "FIRREA"  means  the  Financial   Institution   Recovery,   Reform  and
Enforcement Act of 1989, as amended.

         "First Union" means First Union National Bank and its successors and assigns.

         "Fixed Charges" means, for any period of time, the sum of (a) Debt Service for such period, plus (b) the aggregate of all dividends paid or accrued by the Parent or the Borrower or any such Affiliate in respect of any Preferred Stock during such period (except to the extent paid or payable to the Parent or the Borrower or any other such Affiliate), plus (c) the Interest Expense and other items listed in the immediately preceding clauses (a) and (b) applicable to each of the Unconsolidated Entities (to the extent not included above) multiplied by the Parent's or the Borrower's respective beneficial interests in the Unconsolidated Entities.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the

Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

         "Guarantor" means any Person that is a party to the Guaranty as a "Guarantor" and in any event shall include the Parent and each Material Subsidiary.

         "Guaranty", "Guaranteed" or to "Guarantee" as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, "Guaranty" shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit E.

         "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "TCLP" toxicity, "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         "Hedging Agreements" means, collectively, Interest Rate Agreements, commodity future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

         "Implied Mortgage Debt Service" means, as of a given date, an amount equal to the annual principal and interest payment sufficient to amortize in full during a 25-year period the aggregate principal balance of Loans outstanding as of such date calculated using an interest rate equal to the greater of (i) the yield on a 10 year United States Treasury Note at such time as determined by the Agent plus 2.00% or (ii) 8.00%.

         "Indebtedness" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) obligations of such Person in respect of money borrowed; (b) obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); and (e) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or
(ii) are secured by a Lien on any property of such Person.

         "Intellectual Property" has the meaning given that term in Section 7.1.(u).

         "Interest Expense" means, for any period of time, the consolidated interest expense calculated in accordance with GAAP, whether paid, accrued or capitalized (without deduction of consolidated interest income) of the Parent and that attributable to the Parent's beneficial interest in its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (a) the portion of any rental obligation in respect of any Capitalized Lease Obligation allocable to interest expense in accordance with GAAP; (b) the amortization of debt discounts or premiums; (c) any payments or fees (other than up-front fees) with respect to interest rate swap or similar agreements; and (d) the interest expense and items listed in clauses (a) through (c) above applicable to each of the Unconsolidated Entities (to the extent not included above) multiplied by the Parent's respective beneficial interests in the Unconsolidated Entities, in all cases as is or would be reflected in the applicable Consolidated Financial Statements for such period.

         "Interest Period" means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (c) notwithstanding the immediately preceding clause (a), no Interest Period for any LIBOR Loan shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar contractual agreement or arrangement entered into for the purpose of protecting against fluctuations in interest rates.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Investment" means, with respect to any Person and whether or not such investment constitutes a controlling interest in such Person: (a) the purchase or other acquisition of any share of capital stock, evidence of Indebtedness or other security issued by any other Person; (b) any loan, advance or extension of credit to, or contribution (in the form of money or goods) to the capital of, any other Person; (c) any Guaranty of the Indebtedness of any other Person; and
(d) any commitment or option to make an Investment in any other Person.

         "Investment Grade Rating" means a Credit Rating of BBB- or higher by S&P, Baa3 or higher by Moody's, or the equivalent or higher of either such rating by another Rating Agency.

         "L/C Commitment Amount" equals $5,000,000.

         "Lender" means each financial institution from time to time party hereto as a "Lender", together with its respective successors and permitted assigns.

         "Lending Office" means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

         "Letter of Credit" has the meaning set forth in Section 2.2.(a).

         "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

         "Letter of Credit Liabilities" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Agent in its capacity as such) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.2.(i), and the Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Agent of their participation interests under such Section.

         "LIBOR" means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%)appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "LIBOR Loans" means Loans bearing interest at a rate based on LIBOR.

         "Lien" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

         "Loan" means a Revolving Loan.

         "Loan Document" means this Agreement, each Note, the Guaranty, each Accession Agreement, each Collateral Document, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

         "Loan Party" means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations.

         "Material Adverse Effect" means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of such Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

         "Material Contract" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

         "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

         "Material Subsidiary" means any Subsidiary (other than the Borrower) of the Parent which (a) owns, or otherwise has any interest in, any Borrowing Base Property or any other property or asset which is taken into account when calculating Borrowing Base Value; (b) has total assets greater than or equal to 10% of total assets of the Parent and its Subsidiaries determined on a consolidated basis (calculated as of the fiscal quarter most recently ending) or
(c) has net earnings greater than or equal to 10% of the net earnings of the Parent and its Subsidiaries determined on a consolidated basis. In any event, the term "Material Subsidiaries" shall mean and include each Subsidiary (or combination of Subsidiaries) of the Parent, which, together with the Borrower and the Parent, account for 75.0% or more of Capitalization Value. If more than one combination of Subsidiaries satisfies such threshold, then those Subsidiaries so determined to be "Material Subsidiaries" shall be specified by the Parent. The status of a Subsidiary as an Exempt Subsidiary shall not relieve the Borrower from the obligation resulting from application of the terms of this definition that the Borrower and the Guarantors account for 75.0% or more of Capitalization Value. Schedule 1.1.(A) sets forth the Material Subsidiaries as of the Agreement Date.

         "Moody's" means Moody's Investors Service, Inc.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Negative Pledge" means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person's ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person's ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a "Negative Pledge" for purposes of this Agreement.

         "Net Income" means, with respect to any Person for a given period, such Person's net income for such period.

         "Net Proceeds" means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

         "Note" means a Revolving Note.

         "Notice of Borrowing" means a notice in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower's request for a borrowing of Revolving Loans.

         "Notice of Continuation" means a notice in the form of Exhibit G to be delivered to the Agent pursuant to Section 2.7. evidencing the Borrower's request for the Continuation of a LIBOR Loan.

         "Notice of Conversion" means a notice in the form of Exhibit H to be delivered to the Agent pursuant to Section 2.8. evidencing the Borrower's request for the Conversion of a Loan from one Type to another Type.

         "Obligations" means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans, (b) all Reimbursement Obligations and all other Letter of Credit Liabilities, and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

         "Occupancy Rate" means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are not Affiliates paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and is continuing to (b) the aggregate net rentable square footage of such Property.

         "Parent's Share of Unconsolidated Entity Outstanding Indebtedness" means the sum of the Indebtedness of each of the Unconsolidated Entities contributing to Unconsolidated Entity Outstanding Indebtedness multiplied by the Parent's respective beneficial fractional interests in each such Unconsolidated Entity.

         "Participant" has the meaning given that term in Section 13.5.(c).

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

         "Permitted Liens" means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6.;
(b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen's compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 7.1.(f); and (e) Liens in favor of the Agent for the benefit of the Lenders.

         "Person"  means  an  individual,   corporation,   partnership,  limited
liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Post-Default Rate" means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to four percent (4.0%) plus the Base Rate as in effect from time to time.

         "Preferred Stock" means, with respect to any Person, shares of capital stock of, or other equity interests in, such Person which are entitled to preference or priority over any other capital stock of, or other equity interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

         "Principal Office" means the office of the Agent located at One First Union Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.

         "Property" means a retail shopping center owned and operated by a Loan Party or an Unconsolidated Entity, as the context may require.

         "Property Management Agreement" means, collectively, all agreements entered into by the Parent, the Borrower or a Subsidiary pursuant to which the Parent, the Borrower or such Subsidiary engages a Person to advise it with respect to the management of a Borrowing Base Property.

         "Rating Agencies" means S&P and Moody's or, if either S&P or Moody's ceases to monitor and issue credit ratings generally for REITs, any other nationally recognized securities rating agency selected by the Borrower and approved of by the Agent and the Requisite Lenders in writing.

         "Register" has the meaning given that term in Section 13.5.(e).

         "Regulatory Change" means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

         "Reimbursement  Obligation"  means  the  absolute,   unconditional  and
irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

         "REIT" means a Person qualifying for treatment as a "real estate investment trust" under the Internal Revenue Code.

         "Requisite Lenders" means, as of any date, Lenders holding at least 66 2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66 2/3% of the principal amount of the Loans and Letter of Credit Liabilities. In no event shall a single Lender constitute the Requisite Lenders unless there is only one Lender at the time of determination.

         "Reserves for Capital Expenditures" means, for any period and with respect to a Property at the end of such period, an amount equal to (a)(i) the aggregate leaseable square footage of all completed space of such Property or
(ii) the Parent's percentage ownership share of the aggregate leaseable square footage of all completed space of such Property if such Property is owned by an Unconsolidated Entity times (b) $0.25 times (c) the number of days in such period divided by (d) 365.

         "Restricted Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other equity interest of the Parent or any of its Subsidiaries now or hereafter outstanding;
(c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Parent or any of its Subsidiaries now or hereafter outstanding.

         "Revolving Loan" means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

         "Revolving Note" has the meaning given that term in Section 2.9.(a).

         "Secured Indebtedness" means, with respect to any Person, any Indebtedness of such Person that is secured in any manner by any Lien, and shall include without duplication such Person's pro rata share of the Secured Indebtedness of any of such Person's Unconsolidated Affiliates.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

         "Security Deed" means a deed to secure debt, deed of trust or other mortgage executed by a Loan Party in favor of the Agent and substantially in the form of Exhibit J.

         "Solvent" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); and (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature and (c) that the Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

         "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill Companies, Inc.

         "Stated Amount" means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in ac cordance with the terms of such Letter of Credit.

         "Subordinated Debt" means Indebtedness of the Parent or any of its Subsidiaries of any of the types described in clauses (a) through (c) of the definition of Indebtedness that is subordinated in right of payment and otherwise to the Loans and the other Obligations (or in the case of any Guarantor, such Guarantor's obligations under the Guaranty) in a manner satisfactory to the Requisite Lenders in their sole and absolute discretion.

         "Subsidiary" means, for any Person, any corporation, partnership or other entity of which at least a majority of the Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

         "Tangible Net Worth" means, (a) the Parent's total consolidated assets (excluding any deductions for depreciation of real property assets) minus (b) the carrying value of all intangible assets (including deferred costs associated with goodwill, patents, franchises, organizational expense and the like) minus
(c) the total liabilities of the Parent and its Subsidiaries on a consolidated basis, all determined in accordance with GAAP. Tangible Net Worth shall be calculated without adjustments for minority interests.

         "Taxes" has the meaning given that term in Section 3.12.

         "Termination Date" means May __, 2003, or such later date to which the Termination Date may be extended pursuant to Section 2.11.

         "Tie-In   Jurisdiction"  means  a  jurisdiction  in  which  a  "tie-in"
endorsement may be obtained for a title insurance policy covering property located in such jurisdiction which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.

         "Total Outstanding Indebtedness" means the sum, without duplication, of
(a)   Consolidated   Outstanding   Indebtedness,   (b)  the  Parent's  Share  of
Unconsolidated Entity Outstanding Indebtedness and (c) Contingent Liabilities.

         "Type" with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

         "Unconsolidated Entity" shall mean, with respect to the Parent, any other Person in whom the Parent holds, directly or indirectly, an Investment, which Investment is accounted for in the financial statements of the Parent on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of the Parent in the Consolidated Financial Statements.

         "Unconsolidated Entity Outstanding Indebtedness" means, as of any time, all Indebtedness of the Unconsolidated Entities, all as is or would be reflected in the balance sheets of each of the Unconsolidated Entities at such time, prepared in accordance with GAAP.

         "Under Construction" means, with respect to any Property, that construction of improvements has begun (as evidenced by foundation excavation) on such Property but has not yet been completed (as such completion shall be evidenced by the issuance of a certificate of occupancy or its equivalent after completion of all budgeted amenities).

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "Unsecured   Indebtedness"   means,  with  respect  to  a  Person,  all
Indebtedness of such Person that is not Secured Indebtedness.

         "Variable Rate Debt" means all Indebtedness of the Parent and its Subsidiaries which bears interest at fluctuating rates (and in any event shall include all Loans and other Indebtedness of the Borrower under any of the Loan Documents) and for which the Parent or such Subsidiary has not obtained Interest Rate Agreements which effectively cause such variable rates to be equivalent to fixed rates less than or equal to 9.0% per annum.

         "Voting Stock" means capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         "Wholly Owned Subsidiary" means any Subsidiary of a Person which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section  2.1  General; References to Times.

         Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an "Affiliate" means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.

ARTICLE I.2 Credit Facility

Section 1.2  Revolving Loans.

         (a) Generally. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Termination Date, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (i) the amount of such Lender's Commitment; and (ii) such Lender's Commitment Percentage of the Borrowing Base. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans.

         (b) Requesting Revolving Loans. The Borrower shall give the Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans. Each Notice of Borrowing shall be delivered to the Agent before 11:00 a.m. (a) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (b) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Agent by telecopy on the same day of the giving of such telephonic notice. The Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

         (c) Disbursements of Revolving Loan Proceeds. No later than 12:00 noon on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Agent the Revolving Loan to be made by such Lender on such date, the Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Agent on the date of the requested borrowing as set forth in the Notice of Borrowing and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions set forth in Article VI. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

Section  2.2  Letters of Credit.

         (a) Letters of Credit. Subject to the terms and conditions of this Agreement, the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 60 days prior to the Termination Date one or more standby letters of credit (each a "Letter of Credit") denominated in Dollars up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

         (b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the date 30 days prior to the Termination Date, and any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall have a final expiration date no later than the date 30 days prior to the Termination Date.

         (c) Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice (or telephonic notice promptly confirmed in writing) no later than 9:00 a.m. two Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit (i) the proposed initial Stated Amount, (ii) the beneficiary or beneficiaries, and (iii) the proposed expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI., the Agent shall issue the requested Letter of Credit on the requested date of issuance. The Agent shall promptly provide notice to the Lenders of the issuance of any Letter of Credit issued hereunder which notice shall set forth each Lender's pro rata share of (1) such Letter of Credit and (2) all Letters of Credit then outstanding. Upon the written request of the Borrower, the Agent (x) shall make reasonable efforts to deliver to the Borrower a copy of any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (y) shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

         (d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand. The Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.2.(i) such Lender's Commitment Percentage of such payment.

         (e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely Notice of Borrowing as provided in Section 2.1.(b). If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans but which Loans shall not be subject to the limitations of Section 3.5.) in an amount equal to the unpaid Reimbursement Obligation and the Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made by such Lender, the proceeds of which such Lender shall make available to the Agent not later than 3:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply.

         (f) Effect of Letters of Credit on Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Commitment Percentage of the Stated Amount of such Letter of Credit plus any related Reimbursement Obligations then outstanding.

         (g) Agent's Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Agent shall use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for
(i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in trans mission or delivery of any messages, whether by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit, or the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent any liability to the Borrower or any Lender. In this connection, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and ir revocable and shall be paid strictly in accordance with the terms of this Agreement under all cir cumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower's Reimbursement Obligations.

         (h) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto; provided, however, no such amendment, supplement or modification shall result in the extension of the expiration date of the Letter of Credit without the Requisite Lenders' prior written consent.

         (i) Lenders' Participation in Letters of Credit. Immediately upon the issuance by the vAgent of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Commitment Percentage of the liability of the Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender's Commitment Percentage of the Agent's liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the second and last sentences of Section 3.6.(c)).

         (j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent on demand in immediately available funds the amount of such Lender's Commitment Percentage of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.2.(d) and is not available from funds then on deposit in the Collateral Account. Each such Lender's obligation to make such payments to the Agent under this subsection, and the Agent's right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in
Section 11.1.(f) or 11.1.(g) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

         (k) Information to Lenders. Upon the request of any Lender from time to time, the Agent shall deliver to such Lender information reasonably requested by such Lender with respect to any Letter of Credit then outstanding. Other than as set forth in this subsection or in the immediately preceding subsection (c), the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Agent to perform its requirements under this subsection or such subsection (c) shall not relieve any Lender from its obligations under Section 2.2.(j).

Section  3.2  Rates and Payment of Interest on Loans.

         (a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

                  (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

                  (ii) during such periods as such Loan is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor, plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

         (b) Payment of Interest. Accrued interest on each Loan shall be payable
(i) in the case of a Base Rate Loan, monthly on the first Business Day of each calendar month, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor and (iii) in the case of any Loan, upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section  4.  Number of Interest Periods.

         There may be no more than 6 different Interest Periods outstanding at the same time.

Section  5.2  Repayment of Loans.

         The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

Section  6.2  Prepayments.

         (a) Optional. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least 3 Business Days prior written notice of the prepayment of any Loan.

         (b)      Mandatory.

                  (i) Outstandings in Excess of Commitments. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments in effect at such time, the Borrower shall immediately pay to the Agent for the account of the Lenders the amount of such excess.

                  (ii) Outstandings in Excess of Borrowing Base. If at any time the aggregate outstanding principal balance of Loans, together with the aggregate principal amount of all Letter of Credit Liabilities, exceeds the Borrowing Base, then the Borrower shall, within 10 days of the Borrower obtaining actual knowledge of the occurrence of such excess, send written notice of such excess to the Agent and each of the Lenders and eliminate such excess.

         If such excess is not eliminated within 45 days of the Borrower obtaining actual knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with an amount equal to the aggregate principal amount of all Letter of Credit Liabilities, shall be immediately due and payable in full.

All payments under this Section shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2. and the remainder, if any, shall be deposited into the Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

Section  7.  Continuation.

         So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any borrowing of LIBOR Loans in accordance with this Section, such Loans will automatically, on the last day of the current Interest Period therefor, Convert into Base Rate Loans notwithstanding failure of the Borrower to comply with Section 2.8.

Section  8.  Conversion.

         So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loans to be Converted, (c) the portion of such Type of Loans to be Converted, (d) the Type of Loans such Loans are to be Converted into and (e) if such Conversion is into LIBOR Loans, the requested duration of the Interest Period of such Loans. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section  9.2  Notes.

         (a) Revolving Note. The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit K (each a "Revolving Note"), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

         (b) Records; Endorsement on Transfer. The date, amount of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error. Prior to the transfer of any Note, the Lender shall endorse such items on such Note or any allonge thereof; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans evidenced by such Note.

Section 10.2 Voluntary Reductions of the Commitment; Termination of Commitments From Minimum Borrowing Base.

         The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent. The Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced may not be increased or reinstated; provided, however, that if after giving effect to any such
reduction,   the  aggregate  amount  of  the  Commitments  would  be  less  than
$80,000,000, then the Commitments shall be reduced to zero and except as otherwise provided herein, the provisions of this Agreement shall terminate. In addition, if the aggregate Borrowing Base Values of all Borrowing Base Properties shall be (i) less than $100,000,000 at any time or (ii) less than $120,000,000 but greater than or equal to $100,000,000 for a period in excess of 60 days, then the Requisite Lenders may, by written notice to the Borrower, terminate all of the Commitments, whereupon all Loans and other Obligations shall become immediately due and payable in full, and except as otherwise provided herein, the provisions of this Agreement shall terminate. Any reduction in the aggregate amount of the Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the L/C Commitment Amount.

Section  11.  Extension of Termination Date.

         The  Borrower   may  request  that  the  Lenders   extend  the  current
Termination Date by one year by executing and delivering to the Agent at least 30 days but not more than 90 days prior to the date

(the "Anniversary Date") two years before the current Termination Date, a written request in the form of Exhibit L (an "Extension Request"). The Agent shall forward to each Lender a copy of each Extension Request delivered to the Agent promptly after receipt thereof. If all of the Lenders shall have notified the Agent in writing on or prior to the applicable Anniversary Date that they accept such Extension Request, then the Termination Date shall be extended for one year. If any Lender shall not have notified the Agent on or prior to Anniversary Date that it accepts such Extension Request, the current Termination Date shall not be extended. The Agent shall promptly notify the Borrower whether the Extension Request has been accepted or rejected. The Borrower understands that this Section has been included in this Agreement for the Borrower's convenience in requesting an extension of the Termination Date and the Borrower acknowledges that none of the Lenders has promised (either expressly or impliedly), nor has any obligation or commitment whatsoever, to extend the Termination Date at any time. This Section shall apply to the initial Termination Date and to any extensions thereof.

Section  12.3  Expiration or Maturity Date of Letters of Credit
               Past Termination Date.

         If on the date (the "Facility Termination Date") the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on the Facility Termination Date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower authorizes the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If no drawing occurs on or prior to the expiration date of such Letter of Credit, the Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Collateral Account with respect to such outstanding Letter of Credit as provided in and subject to the terms of Section 11.5.

Section  13.3  Increase of Commitments.

         The Borrower shall have the right to request increases in the aggregate amount of the Commitments from time to time (provided that after giving effect to any such increase the aggregate amount of the Commitments would not exceed $150,000,000) by providing written notice to the Agent, which notice shall be irrevocable once given. The Agent shall promptly notify each Lender of any such request. Each existing Lender shall have the right to increase its Commitment by an amount so that such Lender's Commitment Percentage shall not be decreased as a result of such requested increase in the Commitments. Each Lender shall notify the Agent within 10 Business Days after receipt of the Agent's notice whether such Lender wishes to increase the amount of its Commitment. If a Lender fails to deliver any such notice to the Agent within such time period, then such Lender shall be deemed to have declined to increase its Commitment. No Lender shall be required to increase its Commitment and any new Lender(s) becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. In the event a new Lender or Lenders become a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or increases its Commitment, in the case of an existing Lender) (and as a condition thereto) purchase from the other Lenders its Lender's Commitment Percentage (as determined after giving effect to the increase of Commitments) of any outstanding Loans, by making available to the Agent for the account of such

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other Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Loans to be purchased by such Lender plus (B) the aggregate amount of payments previously made by such Lender under Section 2.2.(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. Upon any such assignment, the assigning Lender shall be deemed to represent and warrant to such other Lender that such assigning Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to any Loan being assigned, the Loan Documents or any Loan Party. No increase of the Commitments may be effected under this
Section if a Default or Event of Default shall be in existence on the effective date of such increase. In connection with any increase in the aggregate amount of the Commitments pursuant to this subsection, the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender's Commitment within 2 Business Days of the effectiveness of the applicable increase in the aggregate amount of Commitments.

ARTICLE I.3 Payments, Fees and Other General Provisions

Section 1.3  Payments.

         Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Prior to making any such payment, the Borrower shall give the Agent notice of such payment. The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section  2.3  Pro Rata Treatment.

         Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.1.(a) shall be made from the Lenders, each payment of the Fees under Section 3.6.(a) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section
2.10. shall be applied to the respective Commitments of the Lenders,

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


in each case, pro rata according to the amounts of their respective Commitments;
(b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.6.) shall be made pro rata among the Lenders according to the amounts of their respective Commitments (in the case of making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans) and the then current Interest Period for each Lender's portion of each Loan of such Type shall be coterminous; and (e) the Lenders' participation in, and payment obligations in respect of, Letters of Credit under Section 2.2., shall be pro rata in accordance with their respective Commitments.

Section  3.3  Sharing of Payments, Etc.

         The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender or the Agent may otherwise have, each Lender and the Agent shall be entitled during the continuance of an Event of Default, at its option, and in the case of any Lender subject to receipt of the Agent's prior written consent, to offset balances held by it for the account of the Borrower at any of such Lender's (or the Agent's) offices, in Dollars or in any other currency, against any principal of, or interest on, any of such Lender's Loans hereunder (or other Obligations owing to such Lender or the Agent hereunder) which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case such Lender shall promptly notify the Borrower, all other Lenders and the Agent thereof; provided, however, such Lender's failure to give such notice shall not affect the validity of such offset. If the Agent shall not respond to a Lender's written request that the Agent consent to such Lender exercising a right of setoff subject to this Section within 10 Business Days of the Agent's receipt of such request, then the Agent shall be deemed to have consented to such request. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 11.4., as applicable, such Lender shall promptly pay such amounts to the other Lenders and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 11.4. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Nothing contained herein shall require any Lender or the Agent to exercise any such right or shall affect the right of any Lender or the

Agent to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower or any other Loan Party.

Section  4.2  Several Obligations.

         No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section  5.  Minimum Amounts.

         (a) Borrowings. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof. Each borrowing of LIBOR Loans, and each Conversion of Base Rate Loans to LIBOR Loans, shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

         (b) Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.

         (c) Reductions of Commitments.  Each reduction of the Commitments under
Section 2.10. shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof.

         (d) Letters of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000; provided, however, that the Borrower may request up to four Letters of Credit with an initial Stated Amount less than $100,000 but greater than or equal to $25,000.

Section  6.3  Fees.

         (a) Unused Commitment Fee. During the period commencing on the Agreement Date through but excluding the Termination Date, the Borrower agrees to pay to the Agent for the account of the Lenders an unused commitment fee equal to one-quarter of one percent (0.25%) per annum of the daily aggregate unused portion of the Commitments. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October, commencing on July 1, 2000 and on the Termination Date. For purposes of clarification, use of the Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities.

         (b) Eligible Property Review Fee. The Borrower agrees to pay to the Agent for the account of the Lenders a fee equal to $250 per Lender for each Property which the Borrower has requested become a Borrowing Base Property (excluding the Properties initially designated as Borrowing Base Properties under Section 4.1.(a)). Such fee shall be payable upon the Borrower's receipt of notice that the Agent is prepared to proceed with acceptance of such Property as a Borrowing Base Property and shall be payable only to each Lender which has approved (or is deemed to have approved) of the designation of such Property as a Borrowing Base Property.

         (c) Letter of Credit Fees. In respect of each Letter of Credit, the Borrower agrees to pay to the Agent for account of each Lender a letter of credit fee (determined on a per annum basis) in an amount equal to (i) the initial Stated Amount of such Letter of Credit times the Applicable Margin for LIBOR Loans determined as of the date of issuance of such Letter of Credit calculated for the period from and including the date of issuance of such Letter of Credit to and including the initial date such Letter of Credit is to expire, and (ii) in the case of the extension of the expiration date of any Letter of Credit (whether as a result of the operation of an automatic extension clause or otherwise), the Stated Amount of such Letter of Credit on the effective date of such extension times the Applicable Margin for LIBOR Loans determined as of such date calculated for the period from but excluding the previous expiration date to and including the extended expiration date. In addition, the Borrower shall pay to the Agent for its own account and not the account of any Lender, a fronting fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) per annum on the initial Stated Amount of such Letter of Credit calculated for the same such period. The fees provided for in the immediately preceding two sentences shall be nonrefundable upon and due and payable in full on the date of issuance of the applicable Letter of Credit. The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with re spect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

Section  7.3  Computations.

         Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section  8.3  Usury.

         In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section  9.3  Agreement Regarding Interest and Charges.

         The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.3.(a)(i) and
(a)(ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, unused commitment fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section  10.3  Statements of Account.

         The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section  11.  Defaulting Lenders.

         (a) Generally. If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of 2 Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.

         (b) Purchase of Defaulting Lender's Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender's Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent no sooner than 2 Business Days and not later than 10 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender's Commitment in proportion to the Commitments of the other Lenders exercising such right. Upon any such purchase, the Defaulting Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.5.(d), shall pay to the Agent an assignment fee in the amount of $6,000. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section  12.3  Taxes.

         (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding
(i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called
"Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

                   (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

                  (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

                  (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

         (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         (c) Tax Forms. Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI or W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax or (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

ARTICLE I.3 Borrowing Base Properties

Section  1.  Eligibility of Properties.

     (a) As of the Agreement Date, the Lenders have approved for inclusion in calculations of the Borrowing Base the Properties identified on Schedule 4.1., as well as the Borrowing Base Value initially attributable to each such Property. Upon satisfaction of the conditions set forth in Section 6.3., such Properties shall become Borrowing Base Properties.

     (b) If, after the Agreement Date, the Borrower desires that the Lenders include any additional Property in calculations of the Borrowing Base, the Borrower shall so notify the Agent in writing. No Property will be evaluated by the Lenders unless it is an Eligible Property, and unless and until the Borrower delivers to the Agent the following, in form and substance satisfactory to the
Agent:

                   (i) a description of such Property, such description to include the age, location, size and Occupancy Rate of such Property;

                  (ii) an operating statement and a rent roll for such Property for the two prior fiscal years, for the current fiscal year through the fiscal quarter most recently ending and for the current fiscal quarter, certified by a representative of the Borrower to the best of such representative's knowledge as being true and correct in all material respects provided that, with respect to any period such Property was not owned by a Loan Party, such information shall only be required to be delivered to the extent reasonably available to the Borrower;

                 (iii) an operating budget for such Property with respect to the current fiscal year;

                 (iv) copies of all engineering, mechanical, structural and maintenance studies performed with respect to such Property not more than twelve months old;

                  (v) a "Phase I" environmental assessment of such Property not more than 12 months old prepared by an environmental engineering firm acceptable to the Agent, and any additional environmental studies or assessments available to the Borrower performed with respect to such Property;

                 (vi) a copy of the most recent ALTA Owner's Policy of Title Insurance (or if such policy has not been issued, a binding commitment to issue such policy) relating to such Property showing fee simple title being vested in the Borrower or a Subsidiary and all matters of record;

                (vii) evidence that such Property complies with applicable zoning and land use laws;

               (viii) copies of any leases covering 5,000 square feet or more of such Property;

                 (ix) copies of (A) all Property Management Agreements and all other material contracts, if any, which will relate to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, and (B) if such Property is not yet owned by the Borrower or a Subsidiary, the purchase agreement pursuant to which the Borrower or a Subsidiary is to acquire such Property; and

                  (x) such other information the Agent or Lenders may reasonably request in order to evaluate such Property.

         (c) If, after receipt and review of the foregoing documents and information, the Agent is prepared to proceed with acceptance of such Property as a Borrowing Base Property, the Agent will so notify the Borrower and each Lender within 10 Business Days after receipt of all of the information provided above, and the Agent will obtain an Appraisal of such Property in order to determine the Appraised Value thereof. After obtaining such Appraisal, the Agent will promptly submit the foregoing documents and information, including the Appraisal and the Appraised Value, to the Lenders, for approval by the Requisite Lenders within 10 Business Days thereafter. Each Lender shall notify the Agent whether it approves of the designation of such Property as a Borrowing Base
Property within 10 Business Days of receipt of all such documents and information. If a Lender shall fail to so notify the Agent, then such Lender shall be deemed to have approved of such Property. Upon approval of such Property by the Requisite Lenders, and upon execution and delivery of all of the following, such Property shall become a Borrowing Base Property:

(i) if at such time the Borrower does not have an Investment Grade Rating from the Rating Agencies, all of the documents required to be provided under
     Section 6.3. if not previously delivered to the Agent; and

(ii) such other items or documents as may be appropriate under the circumstances as reasonably requested by the Agent.

Section  2.  Release of Eligible Properties.

         From time to time the Borrower may request, upon not less than 30 days prior written notice to the Agent, that a Borrowing Base Property that is subject to a Security Deed be released from the Liens created by such Security Deed and the other Collateral Documents applicable thereto, which release (the "Property Release") shall be effected by the Agent if the Agent determines all of the following conditions are satisfied as of the date of such Property
Release:

         (a) no Default or Event of Default has occurred and is then continuing or will occur after giving effect to such Property Release and the reduction in the Borrowing Base by reason of the release of such Borrowing Base Property;

         (b) the Borrower shall have delivered to the Agent a Borrowing Base Certificate reflecting the Borrowing Base after giving effect to such Property Release;

         (c) the Borrower shall have delivered to the Agent all documents and instruments reasonably requested by the Agent in connection with such Property Release including, without limitation, the following:

(i) the quitclaim deed or other instrument to be used to effect such Property Release; and

(ii) an appropriate endorsement to the mortgagee title insurance policy in effect with respect to the affected Borrowing Base Property (and appropriate corrective endorsements with respect to any other mortgagee policies of title insurance on Borrowing Base Properties which have tie-in clauses which are affected by the release); and

         (d) Agent shall have determined that the outstanding principal balance of the Loans, together with the aggregate principal amount of all Letter of Credit Liabilities, will not exceed the Borrowing Base after giving effect to such Property Release and any prepayment to be made and/or the acceptance of any Property pursuant to Section 4.1. which is to be given concurrently with such Property Release as an additional or replacement Borrowing Base Property.

Section  3.1.4.  Frequency of Calculations of Borrowing Base.

         Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Section 9.4.(b) or 4.2.(b). Any increase in the Borrowing Base Value of an Eligible Property shall become effective as of the next determination of the Borrowing Base as provided in this Section, provided that prior to such date of determination (a) the applicable Borrowing Base Certificate substantiates such increase and (b) if at such time such Borrowing Base Property is subject to a Security Deed, the Borrower delivers to the Agent (i) if the Property is not located in a Tie-In Jurisdiction, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than 100% of the Borrowing Base Value for such Property and (ii) if the Property is located in a Tie-In Jurisdiction, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than the Borrowing Base Value of such Property, as well as endorsements to all other existing title insurance policies issued to the Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the "tie-in" endorsements to an amount equal to the aggregate amount of the Borrowing Base Values of all such Properties (including the Property which experienced the increase in Borrowing Base Value) but in no event in an amount in excess of the aggregate amount of the Commitments.

Section  4.  Additional Appraisals Required under Applicable Law.

         If under FIRREA or any other Applicable Law, a Lender is required to obtain an Appraisal of any Eligible Property subject to a Mortgage in addition to any other Appraisal previously obtained with respect to such Eligible Property pursuant to this Agreement, the Agent shall have the right to cause such an Appraisal to be prepared at the Borrower's cost and expense. The Borrowing Base Value of such Eligible Property shall only be redetermined as a result of delivery of any such new Appraisal if Applicable Law requires such redetermination, in which case such Borrowing Base Value shall be redetermined in the manner required under such Applicable Law.

ARTICLE I.4 Yield Protection, Etc.

Section 1.3  Additional Costs; Capital Adequacy.

         (a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Lending Office); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy).

         (b) Lender's Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.6. shall apply).

         (c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay immediately to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

         (d) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Agent and or such Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section  2.2  Suspension of LIBOR Loans.

         Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:

                  (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or

                  (b) the Agent determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section  3.  Illegality.

         Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.6. shall be applicable).

Section  4.2  Compensation.

         The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:

                  (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

                  (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation, such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow or Convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or Convert, the Interest Period for such Loan that would have commenced on the date specified for such borrowing or Conversion) at the applicable rate of interest for such Loan provided for herein plus such Lender's normal administrative charges, if any, associated with such payment, prepayment, Conversion or failure to borrow over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to LIBOR at such time for an amount comparable to such principal amount and for a maturity comparable to such period (as reasonably determined by such Lender). Upon the Borrower's request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section  5.  Affected Lenders.

         If any Lender requests compensation pursuant to Section 3.12. or 5.1., or the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b), 5.2. or 5.3., then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the "Affected Lender"), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(d) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower's sole cost and expenses and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower's obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to
Section 3.12. or 5.1.

Section  6.  Treatment of Affected Loans.

         If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to
Section 5.1.(b), 5.2. or 5.3., then such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(b) or 5.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 5.1., 5.2. or 5.3. that gave rise to such Conversion no longer exist:

                  (a) to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

                  (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section  7.  Change of Lending Office.

         Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section  8.  Assumptions Concerning Funding of LIBOR Loans.

         Calculation of all amounts payable to a Lender under this Article V. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article V.

ARTICLE  I.4 Conditions Precedent

Section  1.4  Initial Conditions Precedent.

         The obligation of the Lenders to make the initial Loans hereunder, whether as the making of any Revolving Loans or the issuance of a Letter of Credit, is subject to the following conditions precedent:

         (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i)  counterparts of this Agreement executed by each of the parties hereto;

(ii) Revolving Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.9.;

(iii)the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv) favorable UCC, tax, judgment and lien search reports with respect to the Borrower in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no prior liens on any of the assets of the Borrower other than Permitted Liens or Liens which were terminated prior to the Effective Date;

(ix) an opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel to the Parent, the Borrower and the other Loan Parties, and addressed to the Agent and the Lenders in substantially the form of Exhibit M;

(x) An opinion of Manning, Fulton and Skinner, counsel to the Parent, the Borrower and the other Loan Parties, addressed to the Agent and the Lenders, regarding the enforceability of the Agreement and the other Loan Documents under the laws of the State of North Carolina, and such other matters of North Carolina law as the Agent may reasonably request;

(xi) the Certificate of Limited Partnership of the Borrower certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland;

(xii)a Certificate of Good Standing with respect to the Borrower issued as of a recent date by the State Department of Assessments and Taxation of the State of Maryland and certificates of qualification to transact business or other comparable certificates with respect to the Borrower issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified;

(xiii) a certificate of incumbency signed by the Secretary or Assistant Secretary of the Parent with respect to each of the officers of the Parent authorized to execute and deliver Loan Documents to which the Parent or the Borrower is a party and to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation and to request the issuance of Letters of Credit;

(xiv)a certified copy (certified by the Secretary or Assistant Secretary of the Parent) of the agreement of limited partnership of the Borrower and of all necessary action taken by the Parent to authorize the execution, delivery and performance of the Loan Documents to which the Parent or the Borrower is a party;

(xv) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Parent and each other Loan Party certified as of a recent date by the Secretary of State of the State of formation of such Person;

(xvi)a Certificate of Good Standing or certificate of similar meaning with respect to the Parent and each other Loan Party issued as of a recent date by the Secretary of State of the State of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified;

(xvii) copies certified by the Secretary or Assistant Secretary of the Parent and each other Loan Party (or other individual performing similar functions) of (i) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(xviii) the UBS Assignment Agreement and the First Union Assignment Agreement executed and delivered by the respective parties thereto;

(xix)a Borrowing Base Certificate calculated as of the Effective Date, which Borrowing Base Certificate shall indicate that the Borrower has borrowing capacity hereunder in an amount at least equal to the aggregate amount of the obligations outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement;

(xx) a Compliance Certificate calculated on a pro forma basis as of December 31, 1999, except for the calculation of the Borrowing Base Leverage Ratio which shall be calculated as of the Effective Date, assuming the occurrence of the initial Credit Event; and

(xxi)such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request; and

         (b)      In the good faith judgment of the Agent:

(i) There shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower, and other Loan Party or any of the other Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to have a Material Adverse Effect;

(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or
     (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)The Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any such Person is a party or by which it or its respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material

     Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv) There shall not have occurred or exist any material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section  2.4  Conditions Precedent to All Loans and Letters of Credit.

         The obligation of the Lenders to make any Loans and of the Agent to issue any Letter of Credit is subject to the further condition precedent that:
(a) no Default or Event of Default shall have occurred and be continuing as of the date of the making of such Loan or date of issuance of such Letter of Credit, or would exist immediately after giving effect thereto, including without limitation, a Default resulting from the existence of the condition referred to in Section 2.6.(b)(ii); (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; (c) the aggregate outstanding principal balance of Loans together with the aggregate amount of all Letter of Credit Liabilities does not exceed the Borrowing Base as of the date of the making of such Loan or issuance of such Letter of Credit or would exceed the Borrowing Base immediately after giving effect thereto ; and (d) in the case of the borrowing of Revolving Loans, the Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Agent and the Lender at the time such Loan is made or Letter of Credit is issued that all conditions to the making of such Loan or issuance of such Letter of Credit contained in Article VI. have been satisfied.

Section 3.1.5. Conditions Precedent to a Property Becoming A Borrowing Base Property if Borrower Not Investment Grade.

         No Property shall become a Borrowing Base Property if at such time the Borrower does not have an Investment Grade Rating from the Rating Agencies until the Borrower shall have (or shall have caused to be) executed and delivered to the Agent and the Lenders all documents and instruments required to be so executed and delivered under Section 4.1., the Requisite Lenders shall have approved of such Property as provided in such Section, and the Borrower shall have (or shall have caused to be) executed and delivered to the Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance satisfactory to the Agent:

         (a) a Security Deed encumbering such Property in favor of the Agent for the benefit of the Lenders, the form of such Security Deed to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;

         (b) an Assignment of Leases and Rents, the form of such Assignment of Leases and Rents to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;

         (c)      an Environmental Indemnity Agreement;

         (d) if requested by the Agent, collateral assignments of the other Material Contract and any other rights or benefits of such Property, relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property;

         (e) an ALTA 1992 Form mortgagee's Policy of Title Insurance (with deletion of the creditor's rights exclusion and deletion of the mandatory arbitration provision) or other form acceptable to the Agent in favor of the Agent for the benefit of the Lenders with respect to such Property, including endorsements with respect to such items of coverage as the Agent may request (and which endorsements are available in the applicable state), in a coverage amount equal to no less than 100% of the Appraised Value of such Property (excluding the value of any personal property located at such Property), issued by a title insurance company acceptable to the Agent and with coinsurance or reinsurance (with direct access agreements) with title insurance companies acceptable to the Agent, showing the fee simple title to the land and improvements described in the applicable Security Deed as vested in the Borrower or a Subsidiary, and insuring that the Lien granted by such Security Deed is a valid first priority Lien against such Property, subject only to such restrictions, encumbrances, easements and reservations as are acceptable to the Agent;

         (f) copies of all documents of record reflected in Schedule B of such Policy of Title Insurance;

         (g) if such Property is located in a Tie-In Jurisdiction, endorsements to all other existing title insurance policies issued to the Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the "tie-in" endorsements to an amount equal to the aggregate amount of the Borrowing Base Values of all such Properties (including the Property to be included as a Borrowing Base Property) but in no event in an amount in excess of the aggregate amount of the Commitments;

         (h) a current or currently certified survey of such Property certified by a surveyor licensed in the jurisdiction where such Property is located to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, and if not adequately covered by the survey certification, a certificate from a licensed engineer or other professional satisfactory to the Agent that such Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

         (i) UCC, tax, judgment and lien search reports with respect to the Borrower (or if the Property is owned by a Subsidiary, such Subsidiary) and such Property in all necessary or appropriate jurisdictions and under all legal and appropriate trade names indicating that there are no

Liens of record on such Property or any of the Collateral relating thereto other than Permitted Liens or Liens to be terminated prior to such Property's acceptance as a Borrowing Base Property;

         (j) estoppel certificates from each tenant leasing in 5,000 square feet or more of such Property as may be reasonably requested by the Agent;

         (k) an opinion of counsel admitted to practice law in the jurisdiction in which such Property is located and acceptable to the Agent, addressed to the Agent and each Lender covering such legal matters relating to the transactions contemplated hereby as the Agent may reasonably request;

         (l) an opinion of counsel admitted to practice law in the jurisdiction in which the Borrower is formed (and if the Property is owned by a Subsidiary, also in the jurisdiction where such Subsidiary is formed) acceptable to the Agent, addressed to the Agent and each Lender covering such legal matters relating to the formation and existence and power of the Person executing documents, and the due authorization, execution and delivery of the Collateral Documents and other documents for consummating the transactions contemplated hereby as the Agent may reasonably request;

         (m) a Borrowing Base Certificate calculated giving effect to the inclusion of such Property as a Borrowing Base Property;

         (n) if such Property is owned by a Subsidiary that is not already a Guarantor, all of the items required to be delivered to the Agent under Section 8.16.;

         (o) final certificates of occupancy relating to such Property, if available;

         (p) evidence that the insurance required for such Property under
Section 8.5. is then in effect;

         (q) if requested by the Agent, a subordination, nondisturbance and attornment agreement from each tenant selected by the Agent and which leases 5,000 square feet or more of such Property, such subordination, nondisturbance and attornment agreement to be substantially in the form of Exhibit I or otherwise in a form reasonably satisfactory to the Agent;

         (r) if requested by the Agent, a subordination agreement with respect to any Property Management Agreement to which such Property is subject, executed by the applicable property manager; and

         (s)  such  other  due  diligence  materials,  instruments,   documents,
agreements, financing statements, certificates, opinions and other Collateral Documents as the Agent may reasonably request.

ARTICLE I.5 Representations and Warranties

Section 1.5  Representations and Warranties.

         In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:

         (a) Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties and each other Subsidiary of the Parent is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have, in each instance, a Material Adverse Effect.

         (b) Ownership Structure. Part I of Schedule 7.1.(b) is a complete and correct list of all Subsidiaries of the Parent (including all Subsidiaries of the Borrower) setting forth for each such Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding any Equity Interests in such Subsidiary (except in the case of the Borrower, each Person holding 5.0% or more of the outstanding Equity Interest of the Borrower) and (c) the nature of the Equity Interests held by each such Person and (d) the percentage of ownership of such Subsidiary represented by such Equity Interests. Except as disclosed in such Schedule (i) each of the Parent and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Entities of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

         (c) Authorization of Agreement, Notes, Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms.

         (d) Compliance of Agreement, Notes, Loan Documents and Borrowing with Laws, etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Parent, the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation or the bylaws of Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent, or any indenture, agreement or other instrument to which Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent other than in favor of the Agent for the benefit of the Lenders.

         (e) Compliance with Law; Governmental Approvals. The Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to such Person except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or Event of Default or have a Material Adverse Effect.

         (f) Title to Properties;  Liens.  As of the Agreement  Date,  Part I of
Schedule 7.1.(f) sets forth all of the real property owned or leased by the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent and the applicable Occupancy Rate thereof. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary except for Permitted Liens.

         (g) Existing Indebtedness. Other than the Obligations hereunder and as set forth on Schedule 7.1.(g), neither the Parent, the Borrower, any other Loan Party, any of the other Subsidiaries of the Parent, nor any Unconsolidated Entities has any Indebtedness. The Parent, the Borrower, each other Loan Party, each of such other Subsidiaries, and each Unconsolidated Entities have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such a default or event of default, exists with respect to any such Indebtedness.

         (h) Material Contracts. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries of the Parent that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default by the Borrower, any other Loan Party or any other Subsidiary, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such a default or event of default by the Borrower, any other Loan Party or any other Subsidiary, exists with respect to any such Material Contract.

         (i) Litigation. Except as set forth on Schedule 7.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary of the Parent or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Parent, the Borrower, any other Loan Party or any other Subsidiary.

         (j) REIT Status. The Parent is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

         (k) Borrowing Base Properties. Each of the Borrowing Base Properties is an Eligible Property.

         (l) Taxes. All federal, state and other tax returns of the Borrower and any Subsidiary or Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, any Subsidiary and each Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6. None of the United States income tax returns of the Borrower, its Subsidiaries or any Loan Party are under audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

         (m) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited Consolidated Financial Statements for the fiscal year ending December 31, 1998, with the opinion thereon of PricewaterhouseCoopers, LLP, and (ii) the unaudited Consolidated Financial Statements the fiscal quarter ending September 30, 1999. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

         (n) No Material Adverse Change. Since December 31, 1998, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Parent, the Borrower and the Parent's other consolidated Subsidiaries taken as a whole. Each of the Parent, the Borrower, its Subsidiaries and the other Loan Parties is Solvent.

         (o) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

         (p) Absence of Defaults. Neither the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by any such Person under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

         (q) Environmental Laws. To the best of the Borrower's knowledge after due inquiry and except as set forth on Schedule 7.1.(q), (i) each of the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect and (ii) each of the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws which the failure to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect and except as set forth on such Schedule, the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower's knowledge after due inquiry, threatened, against the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent relating in any way to Environmental Laws.

         (r) Investment Company; Public Utility Holding Company. Neither the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended,
(ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

         (s) Margin Stock. Neither the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         (t) Affiliate Transactions. Except as permitted by Section 10.12., neither the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or other Loan Party is a party.

         (u) Intellectual Property. The Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, "Intellectual Property") necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any Intellectual Property, or challenging or questioning the validity or effectiveness of any Intellectual Property.

         (v)  Business.   As  of  the  Agreement  Date,  the  Borrower  and  its
Subsidiaries are engaged in the business of acquiring, owning, managing, leasing, renovating and developing principally supermarket-anchored neighborhood shopping centers.

         (w) Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. No fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(m) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date. No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation of execution of this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section  2.5  Survival of Representations and Warranties, Etc.

         All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and issuance of any Letter of Credit.

ARTICLE I.6 Affirmative Covenants

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6., the Borrower, or the Parent, as applicable, shall comply with the following covenants:

Section 1.6  Preservation of Existence and Similar Matters.

         Except as otherwise permitted under Section 10.8., the Parent shall, and shall cause the Borrower, each other Loan Party, and each other Subsidiary of the Parent to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section  2.6  Compliance with Applicable Law and Material Contracts.

         The Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, if the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and
(b) all terms and conditions of all Material Contracts to which it is a party.

Section  3.6  Maintenance of Property.

         In addition to the requirements of any of the other Loan Documents, the Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time, make or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section  4.6  Conduct of Business.

         The Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, carry on at all times its respective businesses as described in Section 7.1.(v) and not enter into, and prohibit the Borrower, each other Loan Party and each other Subsidiary of the Parent from entering into, any field of business not otherwise engaged in by such Person as of the Agreement Date.

Section  5.6  Insurance.

         (a) Generally. In addition to the requirements of any of the other Loan Documents, the Parent shall, and cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. Such insurance companies, insured risks and insured amounts shall, in any event, be acceptable to the Agent in its reasonably discretion. The Parent shall deliver to the Agent or any Lender upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         (b) Insurance for Borrowing Base Properties. Without limiting the foregoing, the Parent shall, and cause the Borrower and each other Loan Party owning a Borrowing Base Property to, maintain for the benefit of the Agent and the Lenders original paid up insurance policies or certified copies of paid up insurance policies (or, if there is blanket coverage, the Agent shall require an underlier policy with the applicable Borrowing Base Property identified and specifically allocated amounts shown) in such amounts, form and substance, and with such expiration dates, as are

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


acceptable to the Agent, and containing non-contributory standard mortgagee clauses (naming "First Union National Bank, as the Agent, its successors and/or assigns" as first mortgagee), their equivalent, or a satisfactory mortgagee loss payable endorsement in favor of the Agent, and being addressed to First Union National Bank, Attention: Insurance Department, P. O. Box 700308, Dallas, Texas 75370, providing the following types of insurance on the applicable Borrowing Base Property:

                   (i) During any periods of construction, non-reporting form "all risk" Builder's Risk Insurance (including hazard and material stockpile clauses), without co-insurance, in an amount equal to at least 100% of the replacement cost of the improvements. The policy term must concur with the applicable construction period. Thereafter, the policy must then be converted to a Standard Fire Insurance Policy with Extended Coverage Endorsement;

                  (ii) Standard   Fire   Insurance   with   Extended   Coverage
         Endorsement   including  Vandalism  and  Malicious  Mischief,   without
         co-insurance, in an amount equal to at least 100% of the replacement cost of the improvements;

                (iii)  Coverage for the peril of Sprinkler Leakage;

                 (iv) Boiler and Machinery Insurance to cover the sudden and accidental breakdown of specific types of equipment as required by the Agent;

                  (v)  Comprehensive Plate Glass Insurance;

                 (vi) Rental Loss Insurance and Business Interruption Insurance in an amount equal to the greater of (A) an amount sufficient to cover debt service, real estate taxes, and insurance premiums allocable to the applicable Borrowing Base Property for a period of at least twelve
         (12) months, or (B) the rents and other amounts due under all leases of the subject Borrowing Base Property for a period of at least twelve
         (12) months;

                (vii) If any improvements are or will be located in an area identified by the U.S. Department of Housing and Urban Development as an area having "special flood hazards", flood insurance in an amount equal to the lesser of the applicable Borrowing Base Value of the Borrowing Base Property or the maximum limit of coverage available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, and the Housing and Community Development Acts of 1974 and 1977, all as amended;

               (viii) Single limit comprehensive general liability insurance in an amount satisfactory to the Agent against claims and liability for bodily injury or property damage to persons or property occurring on the applicable Borrowing Base Property; and

                 (ix) Such other insurance on each Borrowing Base Property or any replacements or substitutions therefor and in such amounts as may from time to time be reasonably required by the Agent against other insurable casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the type of the improvements, their construction, location, use, and occupancy, or any replacements or substitutions therefor.

Section  6.6  Payment of Taxes and Claims.

         The Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Parent, the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

Section  7.6  Visits and Inspections.

         The Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, permit representatives or agents of the Agent or any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, and at the expense of the Borrower to: (a) visit and inspect all properties of the Parent, the Borrower, such Subsidiary or such other Loan Party; (b) inspect and make extracts from their respective relevant books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial conditions, results of operations and business prospects. If requested by the Agent, the Parent shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Parent and any Subsidiary of the Parent with its accountants.

Section  8.6  Use of Proceeds; Letters of Credit.

         The Borrower shall use the proceeds of Revolving Loans and all Letters of Credit only for general corporate purposes, including but not limited to the acquisition and redevelopment of neighborhood shopping center properties, and the refinancing of existing Indebtedness. The Borrower shall not, and shall not permit any Loan Party or any other Subsidiary to, use any part of such proceeds or Letters of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock except for purchases of the common stock of the Parent made in compliance with such Regulation and other Applicable Law.

Section  9.6  Environmental Matters.

         The Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person,

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


(b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against such Person alleging violations of any Environmental Law or requiring such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that such Person is or may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice within 30 days after the receipt thereof by the Parent, the Borrower, such other Loan Party or such other Subsidiary, as the case may be. The Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section  10.6  Books and Records.

         The Parent shall, and shall cause the Borrower, each other Loan Party and each other Subsidiary of the Parent to, maintain books and records pertaining to its business operations in such detail, form and scope as is consistent with good business practice in accordance with GAAP.

Section  11.  REIT Status.

         The Parent shall at all times maintain its status as a REIT.

Section  12.  Exchange Listing.

         The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

Section  13.  Distributions of Income to the Borrower.

         The Borrower shall cause all of its Subsidiaries to distribute (directly or indirectly through any intermediate Subsidiaries) to the Borrower and pro rata to holders of Equity Interests in such Subsidiaries, not less frequently than once each fiscal quarter of the Borrower and whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its applicable portion of total debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary's assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices.

Section  14.  Subordination, Nondisturbance and Attornment Agreements.

         Within 10 Business Days of the Agent's receipt of the Borrower's written request and at the Borrower's cost and expense, the Agent agrees to execute and deliver to the Borrower a

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

subordination, nondisturbance and attornment agreement with respect to any lease of 2,500 square feet or more of any Borrowing Base Property, if requested by the tenant thereunder, provided that (a) such tenant is not an Affiliate of the Parent, the Borrower or any Guarantor, (b) the form of applicable lease is reasonably satisfactory to the Agent, (c) the leasing parameters in respect of such Borrowing Base Property are reasonably satisfactory to the Agent, (d) the Borrower shall promptly return to Agent a counterpart of such subordination, nondisturbance and attornment agreement, fully executed on behalf of Borrower and such tenant, and (e) the terms of such subordination, attornment and nondisturbance agreement are in substantially the form of Exhibit I or are otherwise acceptable to the Agent. The Lenders authorize the Agent to execute and deliver any subordination, attornment and nondisturbance agreements provided for hereunder. The requirement that the Agent execute and deliver a subordination, attornment and nondisturbance agreement under this Section shall apply only to Borrowing Base Properties on which the Agent has a Lien under a Security Deed.

Section  15.  Further Assurances.

         At the Borrower's cost and expense, upon request of the Agent, the Parent and the Borrower shall execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section  16.6  Additional Guarantors.

         Within 5 Business Days of any Person (other than an Exempt Subsidiary) becoming a Material Subsidiary after the Agreement Date, deliver to the Agent each of the following in form and substance satisfactory to the Agent: (a) an Accession Agreement executed by such Material Subsidiary and (b) the items that would have been delivered under Sections 6.1.(a)(ix), (x), (xiii), (xv) through
(xvii) and (xx) if such Material Subsidiary had been one on the Agreement Date; provided, however, promptly (and in any event within 5 Business Days) upon any Exempt Subsidiary ceasing to be subject to the restriction which prevented it from delivering an Accession Agreement pursuant to this Section, such Subsidiary shall comply with the provisions of this Section.

ARTICLE I.7 Information

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending
Office:



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Section 1.7  Quarterly Financial Statements.

         As soon as available and in any event within 50 days after the close of each of the first, second and third fiscal quarters of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section  2.7  Year-End Statements.

         As soon as available and in any event within 100 days after end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) independent certified public accountants of recognized national standing acceptable to the Requisite Lenders, whose certificate shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.

Section  3.7  Compliance Certificate.

         At the time the quarterly or annual financial statements are furnished pursuant to Sections 9.1. and 9.2., and within 5 Business Days of the Agent's request with respect to any other fiscal period, a certificate substantially in the form of Exhibit N (a "Compliance Certificate") executed by the chief financial officer of the Parent: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Parent and the Borrower were in compliance with the covenants contained in Sections 10.1., as well as a calculation of the Borrowing Base Leverage Ratio as of the end of the applicable fiscal period, and (b) stating that, to the best of his or her knowledge, information and belief, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.

Section  4.7  Other Information.

         (a) Securities Filings. Within 10 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, the Borrower, any other Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange.

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

         (b) Borrowing Base Certificate. As soon as available and in any event within 50 days after the end of each fiscal quarter of the Borrower, a Borrowing Base Certificate setting forth the information to be contained therein as of the last day of such fiscal quarter.

         (c) Quarterly Operating Summaries. Within 50 days after the end of each fiscal quarter of the Borrower, an operating summary with respect to each Borrowing Base Property, including without limitation, a quarterly and year-to-date statement of total revenues, expenses, net operating income and an occupancy status report together with a current rent roll for each such Property.

         (d) Annual Operating Statements. Within 45 days after the end of each fiscal year of the Borrower, an operating summary with respect to all Properties, including without limitation, an annual statement of Adjusted Net Operating Income.

         (e) Quarterly Property Schedules. No later than 45 days after the end of each fiscal quarter of the Borrower, a schedule of all of the real property owned or leased by the Parent, the Borrower, each other Loan Party and each other Subsidiary of the Parent and the applicable Occupancy Rate thereof, such schedule certified by the chief financial officer or chief accounting officer of the Parent as true, correct and complete as of the date such information is delivered.

         (f) ERISA Notices. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

         (g) Litigation and Governmental Proceedings. To the extent the Borrower is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any

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

United States income tax returns of the Borrower or any of its Subsidiaries are being audited.

         (h) Modification of Organizational Documents. A copy of any material amendment to the declaration of trust, certificate or articles of incorporation, bylaws, partnership agreement or other similar organizational documents of the Parent, the Borrower, any other Loan Party or any other Subsidiary within 5 Business Days of the effectiveness thereof.

         (i) Material Adverse Change. Prompt notice of any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have Material Adverse Effect.

         (j) Default. Prompt notice of the occurrence of any Default or Event of Default or the occurrence of any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any other Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound.

         (k) Material Contracts. Promptly upon entering into any Material Contract after the Agreement Date, a copy to the Agent of such Material Contract.

         (l) Calculation of Ownership Share of Subsidiaries and Unconsolidated Entities. Promptly upon the request of the Agent, evidence of the Borrower's calculation of its ownership percentage with respect to a Subsidiary or an Unconsolidated Entity, such evidence to be in form and detail satisfactory to the Agent and the Requisite Lenders.

         (m) Other Information, Etc. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or any other Subsidiary as the Agent (or any Lender through the Agent) may reasonably request.

ARTICLE I.8 Negative Covenants

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower or the Parent, as applicable, shall comply with the following covenants:

Section  1.8  Financial Covenants.

         (a) Financial Covenants Applicable When Not Investment Grade. The Parent and the Borrower shall comply with the following covenants so long as the Borrower has not received an Investment Grade Rating from the Rating Agencies:

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

                  (i) Leverage. The Parent and the Borrower shall not permit at any time (x) Total Outstanding Indebtedness of the Parent and its Subsidiaries at such time determined on a consolidated basis to exceed
         (y) 60.0% of Capitalization Value at such time.

                  (ii) Interest Coverage. The Parent and the Borrower shall not permit at any time the ratio of (x) EBITDA for the two consecutive fiscal quarter period most recently ended minus Reserves for Capital Expenditures for such two-quarter period for all Properties of the Parent, its Subsidiaries and its Unconsolidated Entities to (y) Interest Expense for such two- fiscal quarter period, to be less than
         1.80 to 1.00.

                  (iii) Cash Flow Coverage. The Parent and the Borrower shall not permit at any time the ratio of (x) EBITDA for the two consecutive fiscal quarter period most recently ended minus Reserves for Capital Expenditures for such two-quarter period for all Properties of the Parent, its Subsidiaries and its Unconsolidated Entities to (y) Fixed Charges for such two-fiscal quarter period, to be less than 1.50 to 1.00.

                  (iv) Borrowing Base Cash Flow Coverage. The Parent and the Borrower shall not permit at any time the ratio of (x) the Adjusted Net Operating Income for all Borrowing Base Properties for the fiscal quarter most recently ended to (y) Implied Mortgage Debt Service for such fiscal quarter determined on a consolidated basis, to be less than
         1.50 to 1.00.

                  (v) Variable Rate Debt. The Parent and the Borrower shall not permit at any time the ratio of (x) the aggregate outstanding principal amount of Variable Rate Debt of the Parent and its Subsidiaries determined on a consolidated basis to (y) the Capitalization Value at such time, to be greater than 0.25 to 1.00.

         (b) Financial Covenants Applicable While Investment Grade. The Parent and Borrower shall comply with the following covenants at all times after the Borrower shall have first received an Investment Grade Rating from the Rating Agencies and whether or not the Borrower shall maintain such Investment Grade
Rating:

                  (i) Interest Coverage. The Parent and the Borrower shall not permit at any time the ratio of (x) EBITDA for the two consecutive fiscal quarter period most recently ended minus Reserves for Capital Expenditures for such two-quarter period for all Properties of the Parent, its Subsidiaries and its Unconsolidated Entities to (y) Interest Expense for such two- fiscal quarter period, to be less than
         2.20 to 1.00.

                  (ii) Cash Flow Coverage. The Parent and the Borrower shall not permit at any time the ratio of (x) EBITDA for the two consecutive fiscal quarter period most recently ended minus Reserves for Capital Expenditures for such two-quarter period for all Properties of the Parent, its Subsidiaries and its Unconsolidated Entities to (y) Fixed Charges for such two-fiscal quarter period, to be less than 1.750 to 1.00.

                  (iii) Leverage. The Parent and the Borrower shall not permit at any time (x) Total Outstanding Indebtedness of the Parent and its Subsidiaries at such time determined on a consolidated basis to exceed
         (y) 50.0% of Capitalization Value at such time.

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

                  (iv) Unsecured Leverage. The Parent and the Borrower shall not permit at any time the ratio of (x) the sum of the Borrowing Base Values of all Eligible Properties to (y) all Unsecured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis, to be less than 2.00 to 1.00.

                  (v) Unencumbered Cash Flow Coverage. The Parent and the Borrower shall not permit at any time the ratio of (x) the Adjusted Net Operating Income for all Eligible Properties for the fiscal quarter most recently ended to (y) Debt Service for such fiscal quarter determined on a consolidated basis, to be less than 2.00 to 1.00 at the end of such fiscal quarter.

                  (vi) Secured Debt. The Parent and the Borrower shall not permit at any time the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Capitalization Value, to be greater than 0.35 to 1.00.

     (c) Financial Covenants Applicable Regardless of Credit Rating. The Parent and the Borrower shall at all times (regardless of the Borrower's Credit Rating) comply with the following covenant:

                  (i) Occupancy Rate. The Parent and the Borrower shall not permit the aggregate Occupancy Rate of all Borrowing Base Properties to be less than 80% at any time.

                  (ii) Minimum Net Worth. The Parent and the Borrower shall not permit at any time Tangible Net Worth to be less than (x) $305,000,000 plus (y) 80% of the Net Proceeds of all Equity Issuances effected by the Parent or any of its Consolidated Subsidiaries to any Person other than the Parent or any of its Consolidated Subsidiaries at any time after September 30, 1999.

                  (iii) Development. The Parent and the Borrower shall not permit at any time (x) Construction in Process at such time to be greater than (y) 15.0% of Capitalization Value at such time.

Section  2.8  Indebtedness.

         The Parent shall not, and shall not permit any of the other Loan Parties or any other Subsidiaries of the Parent to, create, incur, assume, or permit or suffer to exist, any Indebtedness other than the following:

         (a) the Obligations;

         (b) Indebtedness set forth on Schedule 7.1.(g);

         (c) Subordinated Debt;

         (d) intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries; provided, however, that the obligations of each obligor of such Indebtedness shall be subordinate to the Obligations on terms acceptable to the Agent in its sole discretion;

         (e) Indebtedness   incurred  in  connection  with  revolving   credit
facilities not to exceed $15,000,000 in aggregate outstanding principal at any time and which facilities mature by their terms on dates subsequent to the Termination Date from time to time in effect; or

         (f) any other Indebtedness of a type not described above in this Section and created, incurred or assumed after the Agreement Date so long as immediately prior to the creation, incurring or assumption thereof, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in
Section 10.1.

Section  3. Certain Permitted Investments.

         The Parent and the Borrower shall not, and shall not permit any other Subsidiary of the Parent to, make any Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the Parent, the Borrower and such other Subsidiaries to exceed the applicable percentage of Capitalization Value at such time:

                  (a) Investments in partnerships, joint ventures and other Persons which are not corporations and which Investments are accounted for on an equity basis in accordance with GAAP, such that the aggregate book value of such Investments exceeds 15.0% of Capitalization Value; and

                  (b) Unimproved real estate, such that the aggregate book value of all such unimproved real estate exceeds 5.0% of Capitalization Value.

Section  4.  Investments Generally.

         The Parent shall not, and shall not permit any other Loan Party or any other Subsidiary to, acquire, make or purchase, or permit any Investment of the Parent, the Borrower, any such Subsidiary or other Loan Party to be outstanding on and after the Agreement Date, other than the following:

     (a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 7.1.(b);

     (b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately prior to such Investment, and after giving effect thereto, no Default or Event of Default is or would be in existence and
(ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary, the terms and conditions set forth in Section
8.16. are satisfied;

     (c) Investments permitted under Section 10.3.;

     (d) Investments in Cash Equivalents;

     (e) intercompany indebtedness among the Parent, the Borrower and the other Subsidiaries provided that such indebtedness is permitted by the terms of
Section 10.2.;

     (f) acquisitions by the Borrower of Equity Interest in the Parent; and

     (g) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices.

Section  5.  Acquisitions.

         Notwithstanding any other term of this Agreement or any other Loan Document, the Parent shall not, and shall not permit the Borrower, any other Loan Party or any other Subsidiary to, make any Acquisition in which the aggregate amount of consideration paid (whether by way of payment of cash, issuance of capital stock, assumption of Indebtedness, or otherwise) by the Parent, the Borrower, and its other Subsidiaries equals or exceeds 30% of Capitalization Value as of the end of the fiscal quarter most recently ended.

Section  6.8  Liens; Agreements Regarding Liens; Other Matters

         The Parent shall not, and shall not permit any other Loan Party or any of its other Subsidiaries to, do any of the following:

         (a) Create, assume, incur or permit or suffer to exist any Lien upon any Borrowing Base Property other than Permitted Liens;

         (b) Enter into or assume any agreement (other than the Loan Documents) containing, or otherwise becoming bound by, a Negative Pledge with respect to any of the Borrowing Base Properties; or

         (c) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's Equity Interests owned by the Borrower or any Subsidiary of the Borrower; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower; (iii) make loans or advances to the Borrower or any Subsidiary; or
(iv) transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower.

Section  7.8  Restricted Payments.

         If a Default or an Event of Default under Sections 11.1.(a), (b), (f) or (g) shall have occurred and be continuing neither the Parent, the Borrower nor any Subsidiary (other than Wholly Owned Subsidiaries) shall directly or indirectly declare or make, or incur any liability to make, any Restricted Payments. If an Event of Default under Section 11.1.(c)(i) shall have occurred and be continuing, neither the Parent, the Borrower nor any Subsidiary (other than Wholly Owned Subsidiaries) shall directly or indirectly declare or make, or incur any liability to make, any Restricted Payments except, the Parent may make cash distributions to its equity holders, and the Borrower and each Subsidiary may make cash distributions to holders of their respective Equity Interests, in the minimum amount necessary to maintain compliance with Section 8.11.

Section  8.8  Merger, Consolidation and Substantial Sales of Assets.

         The Parent shall not, and shall not permit the Borrower, any other Loan Party or any other Subsidiary of the Parent to: (a) enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(i) any Subsidiary of the Borrower may merge or consolidate with the Borrower or a Wholly Owned Subsidiary of the Borrower;

(ii) any Subsidiary or other Loan Party may sell, transfer or dispose of its assets to the Borrower or a Wholly Owned Subsidiary which is a Guarantor;

(iii)a Wholly Owned Subsidiary may liquidate provided that immediately prior to such liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iv) a Subsidiary that is not a Material Subsidiary, does not own a Borrowing Base Property and is not a Guarantor (an "Excluded Subsidiary"), may merge or consolidate with another Person, so long as immediately prior to such merger or consolidation, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and

(v) an Excluded Subsidiary may sell all or substantially all of its business or assets, and the Borrower or any Excluded Subsidiary may sell all or substantially all of the capital stock of or other equity interests in any Subsidiary that is itself an Excluded Subsidiary, so long as immediately prior to any such sale, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence.

Section  9.  No Plan Assets.

         The Parent shall not, and shall not permit the Borrower, any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section  10.8  Fiscal Year.

         The Parent shall not, and shall not permit the Borrower, any other Loan Party or any other Subsidiary to change its fiscal year from that in effect as of the Agreement Date.

Section  11.8  Modifications to Material Contracts.

         The Parent shall not, and shall not permit the Borrower, any other Loan Party or any other Subsidiary to enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect or permit any Material Contract to be canceled or terminated prior to its stated maturity.

Section  12.8  Transactions with Affiliates.

         The Parent shall not, and shall not permit the Borrower, any other Loan Party or any other Subsidiary to permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of any Affiliate, except for transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms and are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

Section  13.8  Hedging Agreements.

         The Parent shall not, and shall not permit the Borrower, any other Loan Party or any other Subsidiary to, create, incur or suffer to exist any obligations in respect of Hedging Agreements other than (a) Hedging Agreements existing on the date hereof and described in Schedule 10.13.; and (b) interest rate Hedging Agreements entered into from time to time after the date hereof with counterparties that are nationally recognized, investment grade financial institutions; provided that, no Hedging Agreement otherwise permitted hereunder may be speculative in nature.

ARTICLE I.9 Default

Section 1.9  Events of Default.

         Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

         (a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

         (b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such Loan Party under any Loan Document to which it is a party and such failure shall continue for a period of 2 days after the earlier of (i) the date upon which the Borrower or such Loan Party obtains knowledge of such failure or (ii) the date upon which the Borrower has received written notice of such failure from the Agent.

         (c) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 9.4.(j) or Article X. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document (other than any Security Deed or any

Assignment of Leases and Rents) to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 45 days after the earlier of (x) the date upon which the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

         (d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document (other than any Security Deed or any Assignment of Leases and Rents), or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

     (e) Indebtedness Cross-Default. (i) The Borrower or any other Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $5,000,000 or more; or (ii) the maturity of any such Indebtedness shall have (x) been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness or (y) been required to be prepaid or repurchased prior to the stated maturity thereof; or (iii) any other event shall have occurred an be continuing which, with or without the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition or any combination of the foregoing, would permit any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Indebtedness or require any such Indebtedness to be prepaid or repurchased prior to its stated maturity.

     (f) Voluntary Bankruptcy Proceeding. The Borrower or any other Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

     (g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any Subsidiary or any other Loan Party, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower or such Subsidiary (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

         (h) Litigation. The Borrower or any other Loan Party shall disavow, revoke or terminate, or attempt to do any of the foregoing with respect to, any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority or arbitral body the validity or enforceability of this Agreement, any Note or any other Loan Document.

         (i) Judgment. A judgment or order for the payment of money shall be entered against the Borrower, any other Loan Party, any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledge in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, the other Loan Party, and such other Subsidiaries, $5,000,000 in amount or (B) in the case of a judgment could reasonably be expected to have a Material Adverse Effect.

         (j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $5,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

         (k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000.

     (l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents (other than any Security Deed or any Assignment of Leases and Rents).

     (m) Change of Control; Change in Management.

                  (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25.0% of the total voting power of the then outstanding Voting Stock of the Borrower;

                  (ii) During any twelve-month period (commencing either before or after the Agreement Date), a majority of the Board of Directors of the Parent shall no longer be composed of individuals (x) who were members of such Board of Directors on the first date of such period,
         (y) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of such Board of Directors or (z) whose election or nomination to such Board of Directors was approved by individuals referred to in clauses (x) and
         (y) above constituting at the time of such election or nomination at least a majority of such Board of Directors;

                  (iii) If any two of Stuart D. Halpert, James G. Blumenthal and William J. Wolfe shall cease for any reason (including death or disability) to occupy the positions of Chairman, President, Chief Executive Officer or Chief Financial Officer (or other more senior office) of the Parent, and such individuals have not been replaced within 120 days with other individuals having comparable industry experience; or

                  (iv) Neither the Parent nor a Wholly Owned Subsidiary of the Parent shall be the general partner of the Borrower having the sole and exclusive power to exercise all management and control over the Borrower.

     (n) Failure of Security. The Agent shall cease to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Liens), in each case, for any reason other than the failure of the Agent to take any action within its control.

Section  2.9  Remedies Upon Event of Default.

         Upon the occurrence of an Event of Default the following provisions shall apply:

         (a)      Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(f) or 11.1.(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit then outstanding, and (iii) all of the other Obligations of the Borrower, including,

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

     but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and (B) the Commitments and the obligation of the Lenders to make Loans hereunder shall immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall have occurred and be continuing, the Agent may, and at the direction of the Requisite Lenders shall: (I) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit then outstanding and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (II) terminate the Commitments and the obligation of the Lenders to make Loans hereunder.

     (b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

     (c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

     (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section  3.  Remedies Upon Default.

         Upon the occurrence of a Default specified in Sections 11.1.(f) or 11.1.(g), the Commitments, and the obligation of the Agent to issue Letters of Credit, shall immediately and automatically terminate.

Section  4.  Allocation of Proceeds.

         If a Default or Event of Default shall have occurred and be continuing and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Agent and the Lenders in respect of Fees and expenses due under Section 13.2.;

(b) payments of interest on Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

(c) payments of principal of Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

(d) payments of cash amounts to the Agent in respect of outstanding Letters of Credit pursuant to Section 2.12.;

(e) amounts due to the Agent and the Lenders pursuant to Sections 12.7. and 13.9.;

(f) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section  5.  Collateral Account.

         (a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Agent, for the benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section and in Section 2.12.

         (b) Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

         (c) If an Event of Default shall have occurred and be continuing, the Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

         (d) If (i) no Default or Event of Default has occurred and is continuing and (ii) all of the Letter of Credit Liabilities have been paid in full, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been paid in full and no Letters of Credit remain outstanding, the Agent shall promptly deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

         (e) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent's administration of the Collateral Account and investments and reinvestments of funds therein.

Section  6.9  Performance by Agent.

         If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section  7.9  Rights Cumulative.

         The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Section  8.9  Recission of Acceleration by Requisite Lenders.

         If at any time after acceleration of the maturity of the Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall be remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

ARTICLE I.10 The Agent

Section 1.10  Authorization and Action.

         Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender nor to impose on the Agent duties or obligations other than those expressly provided for herein. Not in limitation of the foregoing, each Lender confirms and agrees that the Agent has no fiduciary obligations to such Lender under this Agreement, any other Loan Document or otherwise. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any other Loan Party or any other affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already required to be delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action (a) which is contrary to this Agreement or any other Loan Document or Applicable Law or (b) if the Agent reasonably believes that such action would expose it to personal liability and, in the case of this clause (b), is not provided, upon its request therefor, written confirmation from the Requisite Lenders that the Agent's indemnity by the Lenders contained in Section 12.7. would apply without exception for such directed action. The Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have so directed the Agent to exercise such right or remedy.

Section  2.10  Agent's Reliance, Etc.

         Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the
Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such Collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section  3.  Notice of Defaults.

         The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender (excluding First Union as a Lender) or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default." If any Lender becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a "notice of default." Further, if the Agent receives such a "notice of default", the Agent shall give prompt notice thereof to the Lenders.

Section  4.10  First Union as Lender.

         First Union, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include First Union in each case in its individual capacity. First Union and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders.

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

Section  5.  Approvals of Lenders.

         Except as specifically provided otherwise in this Agreement, including without limitation, the approval provisions contained in Sections 2.11., 2.13. and 4.1., all communications from the Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Agent by the Borrower or the Parent in respect of the matter or issue to be resolved, and (d) shall include the Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser period as may be required under the Loan Documents for the Agent to respond). Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section  6.10  Lender Credit Decision, Etc.

         Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section  7.10  Indemnification of Agent.

         Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Agent's gross negligence or willful misconduct or if the Agent fails to follow the written direction of the Requisite Lenders unless such failure is pursuant to the advice of counsel of which the Lenders have received notice. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent's own choosing) incurred by the Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws, to the extent that the Agent is not reimbursed for such expenses by the Borrower. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section  8.10  Collateral Matters.

         (a) The Agent is authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

         (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; or (ii) as required or permitted by Section 4.2. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of

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Collateral pursuant to this Section or any other applicable  provision of any of the other Loan Documents.

         (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least 5 Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by all of the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty; and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Loan Party in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

         (d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any Subsidiary or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Agent's gross negligence or willful misconduct.

Section  9.10  Successor Agent.

         The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed for cause by all of the Lenders (excluding the Agent as a Lender) giving the Agent written notice of such removal. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default shall have occurred and be continuing, be subject to the Borrower's approval, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the resigning Agent's giving of notice of resignation or the Lenders giving notice of removal, as the case may be, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the

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

rights, powers, privileges and duties of the resigning or removed Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any resigning Agent's resignation hereunder as Agent, or any Agent's removal as Agent, the provisions of this Article XII. shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section  10.10  Titled Parties Have No Duties.

         Neither the Book Manager, the Lead Arranger, the Syndication Agent nor the Documentation Agent (each in such capacity, a "Titled Party") assumes any responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for Lenders. The titles of "Lead Arranger," "Book Manager," "Syndication Agent," and "Documentation Agent" are solely honorific and imply no fiduciary responsibility on the part of the Titled Parties to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Parties any duties or obligations greater than those of any other Lender.

ARTICLE I.11 Miscellaneous

Section 1.11  Notices.

         Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

         If to the Borrower:

                  First Washington Realty Limited Partnership
                  c/o First Washington Realty Trust, Inc.
                  4350 East-West Highway, Suite 400
                  Bethesda, Maryland  20814
                  Attention: President
                  Telecopy Number:(301) 907-7800
                  Telephone Number:(301) 907-4911

         If to the Agent:

                  First Union National Bank
                  One First Union Center, DC-6
                  301 South College Street
                  Charlotte, North Carolina  28288-0166
                  Attention: John A. Schissel
                  Telecopy Number:(704) 383-6205
                  Telephone Number:(704) 383-1967

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

         If to a Lender:

                  To such Lender's address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Acceptance Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section  2.11  Expenses.

         The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents, and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and all costs and expenses of the Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Agent's other activities under Article IV., including the reasonable fees and disbursements of counsel to the Agent relating thereto, (b) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in- house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Agent and any Lender incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(f) or 11.1.(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

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

Section  3.11  Setoff.

         Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but subject to receipt of the Agent's prior written consent to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of such the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by
Section 11.2., and although such Obligations shall be contingent or unmatured.

Section  4.11  Waiver of Jury Trial; Arbitration.

         (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

         (b) EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT IN NORTH CAROLINA OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN CHARLOTTE, NORTH CAROLINA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR THE COLLATERAL. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF


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

ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

         (c) UPON DEMAND OF ANY PARTY HERETO, WHETHER MADE BEFORE OR AFTER INSTITUTION OF ANY JUDICIAL PROCEEDING, ANY CLAIM OR CONTROVERSY ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS ("DISPUTES") BETWEEN OR AMONG ANY SUCH PARTIES SHALL BE RESOLVED BY BINDING ARBITRATION CONDUCTED UNDER AND GOVERNED BY THE COMMERCIAL FINANCIAL DISPUTES ARBITRATION RULES (THE "ARBITRATION RULES") OF THE AMERICAN ARBITRATION ASSOCIATION (THE "AAA") AND THE FEDERAL ARBITRATION ACT. DISPUTES MAY INCLUDE, WITHOUT LIMITATION, TORT CLAIMS, COUNTERCLAIMS, DISPUTES AS TO WHETHER A MATTER IS SUBJECT TO ARBITRATION, CLAIMS BROUGHT AS CLASS ACTIONS, AND CLAIMS ARISING FROM LOAN DOCUMENTS EXECUTED IN THE FUTURE. A JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. NOTWITHSTANDING THE FOREGOING, THIS ARBITRATION PROVISION DOES NOT APPLY TO DISPUTES UNDER OR RELATED TO INTEREST RATE AGREEMENTS TO WHICH ANY LENDER IS A PARTY. ALL ARBITRATION HEARINGS SHALL BE CONDUCTED IN CHARLOTTE, NORTH CAROLINA. A HEARING SHALL BEGIN WITHIN 90 DAYS OF DEMAND FOR ARBITRATION AND ALL HEARINGS SHALL CONCLUDED WITHIN 120 DAYS OF DEMAND FOR ARBITRATION. THESE TIME LIMITATIONS MAY NOT BE EXTENDED UNLESS A PARTY SHOWS CAUSE FOR EXTENSION AND THEN NO MORE THAN A TOTAL EXTENSION OF 60 DAYS. THE EXPEDITED PROCEDURES SET FORTH IN RULE 51 ET. SEQ. OF THE ARBITRATION RULES SHALL BE
APPLICABLE TO CLAIMS OF LESS THAN $1,000,000. ARBITRATORS SHALL BE LICENSED ATTORNEYS SELECTED FROM THE COMMERCIAL FINANCIAL DISPUTE ARBITRATION PANEL OF THE AAA. THE PARTIES DO NOT WAIVE ANY APPLICABLE LAWS EXCEPT AS PROVIDED HEREIN. NOTWITHSTANDING THE PRECEDING BINDING ARBITRATION PROVISIONS, THE PARTIES AGREE TO PRESERVE, WITHOUT DIMINUTION, THE FOLLOWING REMEDIES THAT THE AGENT OR THE LENDERS MAY EXERCISE BEFORE OR AFTER AN ARBITRATION PROCEEDING IS BROUGHT. SUBJECT TO THE OTHER TERMS HEREOF, THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO PROCEED IN ANY COURT OF PROPER JURISDICTION OR BY SELF-HELP TO EXERCISE OR PROSECUTE THE FOLLOWING REMEDIES, AS APPLICABLE: (I) ALL RIGHTS TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY OR OTHER SECURITY BY EXERCISING A POWER OF SALE OR UNDER APPLICABLE LAW BY JUDICIAL FORECLOSURE INCLUDING A PROCEEDING TO CONFIRM THE SALE; (II) ALL RIGHTS OF SELF-HELP INCLUDING PEACEFUL OCCUPATION OF REAL PROPERTY AND COLLECTION OF RENTS, SET-OFF, AND PEACEFUL POSSESSION OF PERSONAL PROPERTY; (III) OBTAINING PROVISIONAL OR ANCILLARY REMEDIES INCLUDING INJUNCTIVE RELIEF, SEQUESTRATION, GARNISHMENT, ATTACHMENT, APPOINTMENT OF
RECEIVER AND FILING AN INVOLUNTARY BANKRUPTCY PROCEEDING; AND (IV) WHEN APPLICABLE, A JUDGMENT BY CONFESSION OF JUDGMENT. ANY CLAIM OR CONTROVERSY WITH REGARD TO PARTIES ENTITLEMENT TO SUCH REMEDIES IS A DISPUTE. THE PARTIES HERETO ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO A JURY TRIAL WITH REGARD TO A DISPUTE.

         (d) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.



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Section  5.  Successors and Assigns.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

         (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

         (c) Any Lender may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitment or the Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest, and (ii) after giving effect to any such participation by a Lender, the amount of its Commitment, or if the Commitments have been terminated, the aggregate outstanding principal balance of Notes held by it, in which it has not granted any participating interests must be at least $5,000,000. Except as otherwise provided in Section 13.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) any release of all or substantially all of the Collateral. An assignment or other transfer which is not permitted by subsection
(d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection
(c). The selling Lender shall notify the Agent and the Borrower of the sale of any participation hereunder and the terms thereof.

         (d) Any Lender may, with the prior written consent of the Agent, assign to one or more Eligible Assignees (each an "Assignee") all or a portion of its Commitment and its other rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required
(x) in the case of any assignment to another Lender or any affiliate of such Lender or another Lender or (y) if an Event of Default or Default shall then be existing; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000;
(iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement and (iv) the Agent, in its capacity as a Lender, shall not effect any assignment of its Commitment, if after giving effect thereto, the amount of such Commitment would be less than the amount of any other Lender's Commitment. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (d), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,000.

         (e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from time to time (the "Register"). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment (the "Surrendered Note"), the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

         (f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

         (g) A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 13.8.

         (h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

         (i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws United States of America or of any other jurisdiction.

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

Section  6.11  Amendments.

         Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any Loan Party or Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following: (i) increase the Commitments of the Lenders (except as contemplated by Section 2.13.) or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations; (iii) reduce the amount of any Fees payable hereunder; (iv) postpone any date fixed for any payment of any principal of, interest on, or Fees with respect to, any Loans or any other Obligations; (v) change the Commitment Percentages (except as contemplated by
Section 2.13.); (vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section; (vii) modify the definition of the term "Requisite Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; (viii) release any Guarantor from its obligations under the Guaranty; (ix) modify the pro rata provisions of Section 3.2.; (x) release all or substantially all of the Collateral; (xi) amend the definitions of "Eligible Property" or "Borrowing Base" (and the definitions used in such definition and the percentages and rates used in the calculation thereof); or (xii) waive any Default or Event of Default which occurred under
Section 11.1.(m)(iii) within 180 days after the Borrower or the Parent was the subject of any transaction covered by Section 10.8. (whether or not the Requisite Lenders shall have consented to such transaction). Further, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Further, no Collateral shall be released or disposed of by the Agent unless all of the Lenders so direct the Agent or unless released or disposed of as permitted by, and in accordance with, Section 12.8. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section  7.11  Nonliability of Agent and Lenders.

         The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

Section  8.11  Confidentiality.

         Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required by any Governmental Authority or representative thereof or pursuant to legal process; (d) to the Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); and (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents.

Section  9.11  Indemnification.

         (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) (the foregoing items referred to herein as "Claims and Expenses") incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition;
(viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct; (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

         (b) The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity
Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

         (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

         (d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

         (e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnified Proceeding covered by this Section and, as provided above, all costs and expenses incurred by the Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnified Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnified Proceeding, such Indemnified Party shall not settle or compromise any such Indemnified Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

         (f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

         (g) The Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section  10.11  Termination; Survival.

         At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans, (c) the Agent is no longer obligated any longer under this Agreement to issue any Letters of Credit, (d) no Letters of Credit remain outstanding and (e) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. Notwithstanding any termination of this Agreement, or of the other Loan Documents, the indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 12.7., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

Section  11.11  Severability of Provisions.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section  12.11  GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section  13.11  Counterparts.

         This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section  14.11  Obligations with Respect to Loan Parties.

         The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section  15.11  Limitation of Liability.

         Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents, except to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from its or their own gross negligence or willful misconduct. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent's or any Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby, except to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from its or their own gross negligence or willful misconduct.

Section  16.11  Entire Agreement.

         This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section  17.11  Construction.

         The Agent, the Borrower, the Parent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower, the Parent and each Lender.

Section  18.  Release of Collateral Upon Investment Grade Rating.

         Upon the Borrower receiving an Investment Grade Rating by the Rating Agencies, the Agent shall release the Collateral Documents with respect to each of the Borrowing Base Properties so long as (a) the Agent shall have received the Borrower's written request for such release accompanied by evidence satisfactory to the Agent regarding such Investment Grade Ratings; (b) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such release; and (c) the Agent shall have received a Compliance Certificate calculated on a pro forma basis as of the Borrower's fiscal quarter most recently ended establishing that the Parent and the Borrower would have been in compliance with the covenants contained in Sections 10.1.(b) as of the end of such quarter.

Section  19.  NO NOVATION.

         THE EXISTING CREDIT AGREEMENT IS BEING AMENDED AND RESTATED IN ITS ENTIRETY BY THIS AGREEMENT FOR THE CONVENIENCE OF THE PARTIES. THIS AGREEMENT MERELY AMENDS, MODIFIES AND RESTATES THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED BY THE EXISTING CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT) AND DOES NOT CONSTITUTE, AND IT IS THE EXPRESS INTENT OF THE PARTIES HERETO THAT THIS AGREEMENT DOES NOT EFFECT, A NOVATION OF THE EXISTING INDEBTEDNESS, LIABILITIES AND OBLIGATIONS OWING BY THE BORROWER PURSUANT TO THE EXISTING CREDIT AGREEMENT. ALL SUCH INDEBTEDNESS, LIABILITIES AND OBLIGATIONS CONTINUE TO REMAIN OUTSTANDING AND EVIDENCED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                         [Signatures on Following Pages]

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

                                    BORROWER:

                                    FIRST WASHINGTON REALTY LIMITED PARTNERSHIP

                                    By: FIRST WASHINGTON REALTY TRUST, INC., its
                                        sole general partner

                                           /s/
                                        By:_____________________________________
                                           Name:
                                          Title:


                                    PARENT:

                                    FIRST WASHINGTON REALTY TRUST, INC.

                                       /s/
                                    By:_________________________________________
                                       Name:
                                      Title:

                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]


                             FIRST UNION NATIONAL BANK, as Agent and as a Lender


                                /s/
                             By:________________________________________________
                                Name:
                               Title:

                             Commitment Amount:

                             $16,000,000

                             Lending Office (all Types of Loans):

                             First Union National Bank
                             REIT Banking Group
                             One First Union Center, 6th Floor
                             301 South College Street
                             Charlotte, North Carolina  28288
                             Attn: Joy Auten
                             Telecopier:       (704) 383-7989
                             Telephone:        (704) 715-1381







                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]



                                   ALLFIRST BANK


                                      /s/
                                   By:__________________________________________
                                      Name:
                                     Title:

                                   Commitment Amount:

                                   $15,000,000

                                   Lending Office (all Types of Loans) and
                                   Address for Notices:

                                   Allfirst Bank
                                   25 South Charles Street, Mail Code 101-747
                                   Baltimore, Maryland 21201
                                   Attn:  Robert S. Palmer
                                   Telecopier:       (410) 545-2385
                                   Telephone:        (410) 545-2426












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                                     - 95 -

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]



                                      CRESTAR BANK


                                         /s/
                                      By:_______________________________________
                                         Name:
                                        Title:

                                      Commitment Amount:
                                      $15,000,000

                                      Lending Office (all Types of Loans) and
                                      Address for Notices:

                                      Crestar Bank
                                      8245 Boone Blvd., Suite 820
                                      Vienna, Virginia 22182
                                      Attn:  Gregory T. Horstman
                                      Telecopier:       (703) 902-9245
                                      Telephone:        (703) 902-9384










                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]


                                   PNC BANK, NATIONAL ASSOCIATION

                                        /s/
                                     By:________________________________________
                                   Name:
                                   Title:

                                   Commitment Amount:

                                   $14,000,000

                                   Lending Office (all Types of Loans):

                                   PNC Bank

                                   249 Fifth Avenue, Mailstop P1-P0PP-19-2
                                   Pittsburgh, Pennsylvania  15222
                                   Attn:  Barbara Burzio
                                   Telecopier: (412) 768-5754
                                   Telephone:  (412) 762-7924

                                   Address for Notices:

                                   PNC Bank

                                   249 Fifth Avenue, Mailstop P1-P0PP-19-2
                                   Pittsburgh, Pennsylvania  15222
                                   Attn:  Barbara Burzio
                                   Telecopier: (412) 768-5754
                                   Telephone:  (412) 762-7924

                                   and

                                   PNC Bank

                                   1401 Eye Street, N.W., Suite 200
                                   Washington, D.C.  20005
                                   Attn:  Ashley Smith
                                   Telecopier: (202) 393-1545
                                   Telephone:  (202) 393-2752



                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]

                                     AMSOUTH BANK


                                        /s/
                                     By:________________________________________
                                        Name:
                                        Title:

                                     Commitment Amount:

                                     $10,000,000

                                     Lending Office (all Types of Loans) and
                                     Address for Notices:

                                     AmSouth Bank
                                     1900 5th Avenue North
                                     AST - 9th Floor
                                     Birmingham, Alabama  35203
                                     Attn:  Katherine Allen/ Crystal Cassels
                                     Telecopier:  (205) 326-4075
                                     Telephone:   (205) 326-4783

















                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]



                                     BANKERS TRUST COMPANY

                                        /s/
                                     By:________________________________________
                                     Name:
                                     Title:

                                     Commitment Amount:

                                     $10,000,000

                                     Lending Office (all Types of Loans) and
                                     Address for Notices:

                                     Bankers Trust Company
                                     130 Liberty Street, 25th Floor
                                     New York, New York  10006
                                     Attn:  Amy Sinensky
                                     Telecopier: (212) 669-0735
                                     Telephone:  (212) 250-2617

















                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]



                                      BRANCH BANKING & TRUST COMPANY


                                            /s/
                                        By:_____________________________________
                                      Name:
                                     Title:

                                      Commitment Amount:

                                      $10,000,000

                                      Lending Office (all Types of Loans) and
                                      Address for Notices:

                                      Branch Banking & Trust Company
                                      1909 K Street, N.W.
                                      Washington, D.C.  20006
                                      Attn:  Ron Gudbrandsen/ Carolyn Brown
                                      Telecopier:  (202) 835-9287
                                      Telephone:   (202) 835-9226

















                       [Signatures Continued on Next Page]

                 [Signature Page to Credit Agreement dated as of May 19, 2000 with First Washington Realty Limited Partnership]



                                     CHEVY CHASE BANK, FSB


                                          /s/
                                       By:______________________________________
                                     Name:
                                     Title:

                                     Commitment Amount:

                                     $10,000,000

                                     Lending Office (all Types of Loans) and
                                     Address for Notices:

                                     Chevy Chase Bank
                                     8401 Connecticut Avenue, 9th Floor
                                     Chevy Chase, Maryland  20815
                                     Attn:  Jordan O'Neill
                                     Telecopier:  (301) 986-7516
                                     Telephone:   (301) 986-7003

                                 SCHEDULE 1.1(A)
                             Material Subsidiaries
                            =======================


F-W Bryans Road Limited Partnership
Branchwood Apartments Limited Partnership

EXHIBIT J      Form of Security Deed
EXHIBIT K      Form of Revolving Note
EXHIBIT L      Form of Extension Request


                                  SCHEDULE 4.1.

                        Initial Borrowing Base Properties

                                                           Initial Borrowing
Property                        Location                   Base Value
=========                       ========                   =================

Shoppes of Graylyn              Wilmington, Delaware
Spring Valley Shopping Center   Washington, DC
Riverside Square                Chicago, Illinois
Bryans Road Shopping Center     Bryans Road, Maryland
Watkins Park Plaza              Mitchellville, Maryland
Woodmoor                        Silver Spring, Maryland
Takoma Park                     Takoma Park, Maryland
Newtown Square                  Newtown Square, Pennsylvania
Kenhorst Plaza                  Reading, Pennsylvania
Kamp Washington                 Fairfax, Virginia
Willston Centre I               Falls Church, Virginia
Brafferton Center               Garrisonville, Virginia
The Village Shopping Center     Richmond, Virginia